ASSET PURCHASE AND SALE AGREEMENT




                             AMONG


              FRONTIER EL DORADO REFINING COMPANY,


                           AS BUYER,


                   FRONTIER OIL CORPORATION,


                         AS GUARANTOR,


                              AND


                    EQUILON ENTERPRISES LLC,


                           AS SELLER





                          DATED AS OF


                       October 19, 1999


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                       TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS AND INTERPRETATIONS . . . . . . . . . . . . . . . 2
1.01 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Acquired Employee. . . . . . . . . . . . . . . . . . . . . . . . . .2
     Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     Affiliate Employer . . . . . . . . . . . . . . . . . . . . . . . . .2
     Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     Base Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Claim Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Collective Bargaining Agreement. . . . . . . . . . . . . . . . . . .3
     Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Contingency Earn-Up Payments . . . . . . . . . . . . . . . . . . . .3
     Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Deliverables . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     Electing Party . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     Employment Commencement Date . . . . . . . . . . . . . . . . . . . .5
     Environmental Liability. . . . . . . . . . . . . . . . . . . . . . .5
     Equilon Feedstock Inventory. . . . . . . . . . . . . . . . . . . . .6
     Equilon Other Assets . . . . . . . . . . . . . . . . . . . . . . . .6
     Equilon Other Inventory. . . . . . . . . . . . . . . . . . . . . . .6
     Equilon Product Inventory. . . . . . . . . . . . . . . . . . . . . .6
     Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Fair Market Value. . . . . . . . . . . . . . . . . . . . . . . . . .7
     Force Majeure Event. . . . . . . . . . . . . . . . . . . . . . . . .7
     Fundamental Agreements . . . . . . . . . . . . . . . . . . . . . . .8
     Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . . . .8
     Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . .8
     Information Technology . . . . . . . . . . . . . . . . . . . . . . .8
     Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . .8
     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . .9
     Judgments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Known, or Knowledge or To the knowledge of or Within the knowledge of a Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Late Payment Rate. . . . . . . . . . . . . . . . . . . . . . . . . .9
     Leases and Easements . . . . . . . . . . . . . . . . . . . . . . . 10
     Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . 10
     License Period . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Licensed Technology Rights . . . . . . . . . . . . . . . . . . . . 10
     Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Loaned Employee(s) . . . . . . . . . . . . . . . . . . . . . . . . 11
     Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . 11
     Net Working Capital Adjustment . . . . . . . . . . . . . . . . . . 11

                                    - i -
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     Net Working Capital Estimate . . . . . . . . . . . . . . . . . . . 11
     Non-Represented Loaned Employee. . . . . . . . . . . . . . . . . . 11
     Notice of Disposition. . . . . . . . . . . . . . . . . . . . . . . 11
     Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Party and Parties. . . . . . . . . . . . . . . . . . . . . . . . . 11
     Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Permitted Debts. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . . 12
     Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Prepaid Expenses and Deposits. . . . . . . . . . . . . . . . . . . 13
     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Refinery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Refinery Land. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Refinery Records . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Related Agreements . . . . . . . . . . . . . . . . . . . . . . . . 14
     Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     Represented Loaned Employee. . . . . . . . . . . . . . . . . . . . 14
     SH&E Condition . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     SH&E Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Surplus Refinery Property. . . . . . . . . . . . . . . . . . . . . 15
     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Testing Agents . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . 15
     Third Party Property . . . . . . . . . . . . . . . . . . . . . . . 15
     Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Union. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Year 2000 Ready. . . . . . . . . . . . . . . . . . . . . . . . . . 16
1.02 Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . 16
ARTICLE 2  SALE AND PURCHASE;  PURCHASE PRICE; METHOD OF PAYMENT;
            LIMITED ASSUMPTION AND RETENTION  OF LIABILITIES. . . . . . 17
 2.01   Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . 17
 2.02   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . 17
 2.03   Method of Payment . . . . . . . . . . . . . . . . . . . . . . . 19
 2.04   Limited Assumption and Retention of Liabilities . . . . . . . . 19
ARTICLE 3  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 3.01   Place and Time. . . . . . . . . . . . . . . . . . . . . . . . . 20
 3.02   Transactions and Deliveries at or Prior to Closing. . . . . . . 20
 3.03   Adjustments as of Closing . . . . . . . . . . . . . . . . . . . 25
ARTICLE 4  EMPLOYEES LOANED TO SELLER, EMPLOYMENT AND EMPLOYEE
            BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . . . 27
 4.01   Employees in General. . . . . . . . . . . . . . . . . . . . . . 27
 4.02   Represented Loaned Employees. . . . . . . . . . . . . . . . . . 28
 4.03   Offers of Employment. . . . . . . . . . . . . . . . . . . . . . 28
 4.04   Employee Benefits for Acquired Employees. . . . . . . . . . . . 29
 4.05   Liabilities and Indemnities . . . . . . . . . . . . . . . . . . 32
ARTICLE 5  SELLER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 33
 5.01   Organization and Standing . . . . . . . . . . . . . . . . . . . 33
 5.02   Authority and Binding Obligations . . . . . . . . . . . . . . . 33
 5.03   Consent; Non-Contravention. . . . . . . . . . . . . . . . . . . 34

                                    - ii -

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 5.04   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 5.05   Contracts and Commitments . . . . . . . . . . . . . . . . . . . 35
 5.06   Leases and Easements. . . . . . . . . . . . . . . . . . . . . . 37
 5.07   Condition of Improvements and Equipment . . . . . . . . . . . . 37
 5.08   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 38
 5.09   Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . 38
 5.10   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
 5.11   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
 5.12   Intellectual Property . . . . . . . . . . . . . . . . . . . . . 39
 5.13   No Knowledge of Breaches. . . . . . . . . . . . . . . . . . . . 39
 5.14   Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . 40
 5.15   Good and Marketable Title . . . . . . . . . . . . . . . . . . . 41
 5.16   Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . 41
 5.17   Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
 5.18   Transferred Assets. . . . . . . . . . . . . . . . . . . . . . . 43
 5.19   Certain Environmental Matters . . . . . . . . . . . . . . . . . 43
ARTICLE 6  BUYER'S AND GUARANTOR'S REPRESENTATIONS AND WARRANTIES . . . 44
 6.01   Buyer's Representations and Warranties. . . . . . . . . . . . . 44
     (a)  Organization and Standing . . . . . . . . . . . . . . . . . . 44
     (b)  Authority and Binding Obligations . . . . . . . . . . . . . . 45
     (c)  No Consent Required; Non-Contravention. . . . . . . . . . . . 45
     (d)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 46
     (e)  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     (f)  Actions and Proceedings . . . . . . . . . . . . . . . . . . . 47
     (g)  Independent Decision. . . . . . . . . . . . . . . . . . . . . 47
     (h)  No Knowledge of Breaches. . . . . . . . . . . . . . . . . . . 48
     (i)  Financial Capacity; Future Performance. . . . . . . . . . . . 48
 6.02   Guarantor's Representations and Warranties. . . . . . . . . . . 48
     (a)  Organization and Standing . . . . . . . . . . . . . . . . . . 48
     (b)  Authority and Binding Obligations . . . . . . . . . . . . . . 49
     (c)  No Consent Required; Non-Contravention. . . . . . . . . . . . 49
     (d)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 50
     (e)  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     (f)  Actions and Proceedings . . . . . . . . . . . . . . . . . . . 51
     (g)  Independent Decision. . . . . . . . . . . . . . . . . . . . . 51
     (h)  No Knowledge of Breaches. . . . . . . . . . . . . . . . . . . 51
     (i)  Financial Capacity; Future Performance. . . . . . . . . . . . 51
ARTICLE 7  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. . . . . 52
 7.01   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . 52
 7.02   Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
 7.03   Required Consents and Authorizations. . . . . . . . . . . . . . 53
 7.04   Taking of Assets. . . . . . . . . . . . . . . . . . . . . . . . 53
 7.05   Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . . 53
 7.06   Representations and Warranties True; Covenants and
         Agreements Performed . . . . . . . . . . . . . . . . . . . . . 54
 7.07   Closing of Senior Note Offering . . . . . . . . . . . . . . . . 54
ARTICLE 8  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE . . . . 55
 8.01   Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . 55
 8.02   Representations and Warranties True; Covenants and
         Agreements Performed . . . . . . . . . . . . . . . . . . . . . 55
ARTICLE 9  JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS. . . . . . 56
 9.01   Governmental Consents . . . . . . . . . . . . . . . . . . . . . 56
 9.02   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 56

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 9.03   Related Agreements Finalized. . . . . . . . . . . . . . . . . . 56
ARTICLE 10  COVENANTS AND AGREEMENTS OF SELLER. . . . . . . . . . . . . 57
 10.01  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . 57
 10.02  Access; Records . . . . . . . . . . . . . . . . . . . . . . . . 57
 10.03  Consents to Assignment. . . . . . . . . . . . . . . . . . . . . 58
 10.04  Intellectual Property . . . . . . . . . . . . . . . . . . . . . 59
 10.05  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . 59
 10.06  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
ARTICLE 11  COVENANTS AND AGREEMENTS OF BUYER . . . . . . . . . . . . . 60
 11.01  Access; Records . . . . . . . . . . . . . . . . . . . . . . . . 60
 11.02  Performance of Assumed Obligations. . . . . . . . . . . . . . . 60
 11.03  Qualifications, Approvals, Licenses and Permits . . . . . . . . 61
 11.04  No Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . 61
 11.05  Right of First Refusal. . . . . . . . . . . . . . . . . . . . . 61
 11.06  Third Party Property. . . . . . . . . . . . . . . . . . . . . . 63
 11.07  No Liens or Encumbrances. . . . . . . . . . . . . . . . . . . . 64
 11.08  Insurance and Financial Compliance Requirements . . . . . . . . 64
ARTICLE 12  COVENANTS OF BUYER AND SELLER . . . . . . . . . . . . . . . 65
 12.01  Antitrust Compliance. . . . . . . . . . . . . . . . . . . . . . 65
 12.02  Purchase Price Allocations. . . . . . . . . . . . . . . . . . . 66
 12.03  Tax Election. . . . . . . . . . . . . . . . . . . . . . . . . . 66
 12.04  Collection of Amounts Owed to a Party . . . . . . . . . . . . . 66
 12.05  Payment of Transfer Taxes; Recording Fees . . . . . . . . . . . 67
 12.06  Payment of Certain Expenses Due and Payable After
         the Effective Time; Cooperation. . . . . . . . . . . . . . . . 68
 12.07  Contracts, Leases and Easements or Permits Not Assigned
         at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 69
 12.08  Casualty Repair . . . . . . . . . . . . . . . . . . . . . . . . 70
 12.09  Relationship of the Parties . . . . . . . . . . . . . . . . . . 70
 12.10  Pursue Insurance Benefits.. . . . . . . . . . . . . . . . . . . 72
ARTICLE 13 ENVIRONMENTAL LIABILITIES. . . . . . . . . . . . . . . . . . 72
 13.01  Environmental Liabilities . . . . . . . . . . . . . . . . . . . 72
 13.02  Environmental Investigations. . . . . . . . . . . . . . . . . . 76
 13.03  Waste Sites . . . . . . . . . . . . . . . . . . . . . . . . . . 77
 13.04  Environmental Coordination Committee. . . . . . . . . . . . . . 78
 13.05  Environmental Cooperation.. . . . . . . . . . . . . . . . . . . 78
 13.06  Remediation by Buyer. . . . . . . . . . . . . . . . . . . . . . 79
 13.07  Remediation by Seller.. . . . . . . . . . . . . . . . . . . . . 79
 13.08  Payments and Reimbursements . . . . . . . . . . . . . . . . . . 80
 13.09  Environmental Insurance . . . . . . . . . . . . . . . . . . . . 80
 13.10  Insurance Recoveries. . . . . . . . . . . . . . . . . . . . . . 81
ARTICLE 13  ENVIRONMENTAL LIABILITIES . . . . . . . . . . . . . . . . . 81
ARTICLE 14  INDEMNIFICATION; SURVIVAL . . . . . . . . . . . . . . . . . 81
 14.01  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 81
 14.02  Notification and Third Party Claims . . . . . . . . . . . . . . 85
 14.03  Limitation on Indemnification . . . . . . . . . . . . . . . . . 87
 14.04  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
 14.05  Coordination of Indemnification Rights. . . . . . . . . . . . . 88
 14.06  Right to Cure . . . . . . . . . . . . . . . . . . . . . . . . . 90

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ARTICLE 15  ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . 90
 15.01 Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . 90
 15.02  Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
 15.03  Arbitrators . . . . . . . . . . . . . . . . . . . . . . . . . . 91
 15.04  Statute of Limitations. . . . . . . . . . . . . . . . . . . . . 91
 15.05  Discovery . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
 15.06  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
 15.07  Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
 15.08  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . 93
ARTICLE 16. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
 16.01 Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
 16.02 Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
 16.03 Licensed Technology Rights . . . . . . . . . . . . . . . . . . . 94
 16.04 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 96
 16.05 Term and Termination . . . . . . . . . . . . . . . . . . . . . . 98
 16.06 Representations and Warranties . . . . . . . . . . . . . . . . . 98
 16.07 Access and Support . . . . . . . . . . . . . . . . . . . . . . .100
 16.08 Export Control . . . . . . . . . . . . . . . . . . . . . . . . .100
 16.09 Source Codes . . . . . . . . . . . . . . . . . . . . . . . . . .100
 16.10 Transfer of Intellectual Property. . . . . . . . . . . . . . . .101
ARTICLE 17  RISK OF LOSS. . . . . . . . . . . . . . . . . . . . . . . .101
ARTICLE 18  COMMISSIONS AND FINDER'S FEES . . . . . . . . . . . . . . .102
ARTICLE 19  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .102
 19.01  Entire Agreement; Amendments. . . . . . . . . . . . . . . . . .102
 19.02  Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . . .103
 19.03  Effect of Waiver or Consent . . . . . . . . . . . . . . . . . .103
 19.04  Limitation on Benefits of this Agreement. . . . . . . . . . . .103
 19.05  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
 19.06  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . .106
 19.07  Additional Actions and Documents. . . . . . . . . . . . . . . .106
 19.08  Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . .106
 19.09  Place of Transfer of Title and Possession . . . . . . . . . . .107
 19.10  Execution in Counterparts . . . . . . . . . . . . . . . . . . .107
 19.11  Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . .107
 19.12  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .107
 19.13  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .108
 19.14  Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . .110
 19.15  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .111
 19.16  Exclusivity.. . . . . . . . . . . . . . . . . . . . . . . . . .111

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                           SCHEDULES

Schedule   1.01A         -   Contracts
Schedule   1.01B         -   Excluded Assets
Schedule   1.01C         -   Persons with Knowledge
Schedule   1.01D         -   Leases and Easements
Schedule   1.01E         -   Permitted Encumbrances
Schedule   1.01F         -   Prepaid Expenses and the Deposits
Schedule   1.01G         -   Refinery Land
Schedule   3.03(a)(i)    -   Inventory Values
Schedule   3.03(a)(ii)   -   Net Working Capital Adjustment
Schedule   4.01              Loaned Employees
Schedule   4.02          -   Collective Bargaining Agreement
Schedule   4.03          -   Continuing Employment Offers by Seller
Schedule   4.04          -   Transition Benefits
Schedule   5.03(a)       -   Consents - Seller
Schedule   5.03(b)       -   Non-Contravention - Seller
Schedule   5.04          -   Litigation - Seller
Schedule   5.05              Excluded Contracts
Schedule   5.08          -   Compliance with Laws
Schedule   5.10          -   Permits
Schedule   5.12          -   Infringement
Schedule   5.14              Labor Matters
Schedule   5.15          -   Good and Marketable Title
Schedule   5.17          -   Y2K
Schedule   6.01(c)(i)    -   Consents - Buyer
Schedule   6.01(c)(ii)   -   Non-Contravention - Buyer
Schedule   6.01(d)       -   Litigation - Buyer
Schedule   6.01(e)       -   No Breach
Schedule   6.01(f)       -   Actions and Proceedings - Buyer
Schedule   6.02(c)(i)    -   Consents   Guarantor [no reference in 6.02(c)(i)]
Schedule   6.02(c)(ii)   -   Non-Contravention - Guarantor
Schedule   6.02(d)       -   Litigation - Guarantor
Schedule   6.02(e)       -   No Breach - Guarantor
Schedule   6.02(f)       -   Actions and Proceedings - Guarantor
Schedule   12.02         -   Purchase Price Allocations
Schedule   13.01(a)          Seller Environmental Liabilities
Schedule   16.01         -   Technology Transfer Agreement
Schedule   16.03(a)      -   Assignable Licensed Technology
Schedule   16.03(b)      -   Nonassignable or Nontransferable Licensed
                              Technology
Schedule   16.09         -   Source Code Escrow

                            EXHIBITS

EXHIBIT A -  Contingency Earn Up Payments

EXHIBIT B -  Special Warranty Deed(s)

EXHIBIT C -  Seller's Legal Opinion
EXHIBIT D -  Buyer's Legal Opinion
EXHIBIT E -  Guaranty
EXHIBIT F -  Guarantor's Legal Opinion
EXHIBIT G -  Frontier Products Offtake Agreement
EXHIBIT H -  Intentionally Left Blank
EXHIBIT I -  Terminal Agreement (El Dorado Tank Farm)
EXHIBIT J -  Transition Services Agreement
EXHIBIT K -  Foreign Crude Supply Agreement
EXHIBIT L -  Cogeneration Sub-Sublease
EXHIBIT M -  Hydrotreater Sublease
EXHIBIT N -  Measurements Services Agreement
EXHIBIT O -  Terminal Agreement (Jet Fuel - Boyer Terminal)
EXHIBIT P -  Real Property Agreement

               ASSET PURCHASE AND SALE AGREEMENT

                      (EL DORADO REFINERY)


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 19 day of October, 1999, by and among EQUILON ENTERPRISES LLC, a Delaware limited liability company, hereinafter referred to as "Seller," FRONTIER EL DORADO REFINING COMPANY, a Delaware corporation, hereinafter referred to as "Buyer," and FRONTIER OIL CORPORATION, a Wyoming corporation, hereinafter referred to as "Guarantor".

                      W I T N E S S E T H:

     WHEREAS, Seller is the owner of a refinery commonly known as the El Dorado Refinery in Butler County, Kansas (the "Refinery");

     WHEREAS, Seller desires to sell the Assets, as hereinafter defined; and

     WHEREAS, Buyer desires to buy the Assets on the terms and conditions contained in this Agreement; and

     WHEREAS, Guarantor agrees to guaranty Buyer's obligations under the Fundamental Agreements.

     NOW, THEREFORE, in consideration of Ten Dollars U.S. ($10), the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                           ARTICLE 1

                DEFINITIONS AND INTERPRETATIONS

     1.01 Definitions.

     Terms which are defined in Sections other than Article 1 of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

     "Acquired Employee" shall have the meaning specified in Section 4.03(c).

     "Affiliate" shall, with respect to Seller, mean any of its members or owners, and their respective parents, subsidiaries, affiliates, or joint venturers, or any other Person directly or indirectly controlling, controlled by, or under common control with, Seller; with respect to Buyer, the term shall mean any Person directly or indirectly controlling, controlled by, or under common control with, Buyer. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or interests or otherwise.

     "Affiliate Employer" shall have the meaning specified in Section 4.01(b).

     "Applicable Law" means any applicable federal, state, local and foreign statute, law (including, without limitation, any judicial or common law, or strict liability), ordinance, rule or regulation.

     "Assets" shall mean the Improvements, the Equipment, the Refinery Land, the Equilon Feedstock Inventory, the Equilon Product Inventory, the Equilon Other Inventory, Prepaid Expenses and Deposits, Surplus Refinery Property, Refinery Records and the Equilon Other Assets, but shall exclude (i) the Excluded Assets and (ii) all of those assets now owned by Seller or hereafter acquired by Seller and which are transferred, used or otherwise disposed of prior to Closing (x) with the consent of Buyer, or (y) in the ordinary course of business in accordance with the procedures set forth in Section 10.01.

     "Base Rate" shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum non-usurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

     "Claim" shall have the meaning specified in Section 15.01.

     "Claim Notice" shall have the meaning specified in Section 14.02.

     "Closing" means the closing of the purchase and sale contemplated hereunder.

     "Closing Date" means the time and date established for the Closing pursuant to Section 3.01 hereof.

     "Collective Bargaining Agreement" shall have the meaning specified in
Section 4.02.

     "Commitments" for purposes of Section 5.05, shall have the meaning specified in Section 5.05.

     "Committee" shall have the meaning specified in Section 13.04.

     "Contingency Earn-Up Payments" shall have the meaning specified in Section 2.02(b).

     "Contracts" means those contracts and agreements listed on Schedule 1.01A hereto.

     "Damages" shall mean (a) any and all obligations, liabilities, damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a third party against an Indemnified Party), fines, natural resource damages, penalties, deficiencies, losses (but excluding lost profits), Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys', accountants', engineers', consultants' and investigators' reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered (net of costs of recovery) under insurance contracts or similar arrangements (but excluding self-insurance arrangements) and from third parties by the Person claiming indemnity and (b) interest on such aforesaid items consistent with the Applicable Law at (i) the Base Rate beginning thirty (30) days after the date on which the Indemnified Party makes a payment in respect of a claim or demand asserted by a third party against the Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder or (ii) at the Base Rate beginning thirty (30) days after the date on which the Indemnified Party submits the claim to the Indemnifying Party, if such claim does not arise out of a claim or demand asserted by a third party against the Indemnified Party and (iii) the Late Payment Rate beginning on the date a Judgment is entered in favor of the Indemnified Party, if such claim does not arise out of a claim or demand asserted by a third party against the Indemnified Party, in such case net of interest awarded in any Judgment in favor of the Indemnified Party.

     "Deliverables" means design manuals, operation manuals, blue prints, engineering studies and engineering reports and with respect to computer software, object code; user operations and system documentation; job control information; job control language; system engineering and design information; and all associated data files and data bases to the extent such systems exist for the operations of the Refinery and can be delivered by a Party.

     "Due Diligence" for purposes of Section 5.17, shall have the meaning specified in Section 5.17(c).

     "Effective Time" shall mean 12:01 A.M. Central Time on the day following the Closing Date.

     "Electing Party" shall have the meaning specified in Section 12.03.

     "Employment Commencement Date" shall mean the Effective Time. Depending on the Closing Date and for ease of transition, Buyer and Seller agree, (despite the fact Seller's employees who accept employment offers with Buyer will become Acquired Employees at the Effective Time), that (i) Buyer may need the Acquired Employees to remain on Seller's payroll and in Seller's benefit plans for a short period of time or (ii) Seller may have already paid the Acquired Employees or made benefit deductions for time they will be working for Buyer or (iii) the Buyer may pay the Acquired Employees and provide benefits for time actually worked for Seller. Buyer and Seller agree to cooperate on these issues to provide a smooth transition and to true up any amount paid on the other Party's behalf.

     "Environmental Liability" shall mean any fines and penalties or reasonable direct cost or expense of any nature whatsoever (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a third party against a Party) required by any third party (including, but not limited to, any federal, state or local administrative or governmental authority) under any SH&E Law or related Legal Requirement to remedy any noncompliance or to contain, remove, remedy, respond to, clean up or abate any known or unknown on-site Release or off-site migration of a Release of Hazardous Substances, an SH&E Condition, or other contamination of surface water, groundwater, land surface or subsurface strata arising out of, resulting from, or relating to the Operations or any activities involving the Assets. Environmental Liability includes, without limitation, any Damage reasonably incurred with respect to (a) any investigation, study, assessment, legal representation, cost recovery by governmental agency, or monitoring or testing in connection therewith (but excluding cost of oversight of remedies performed by other Parties or general corporate overhead); (b) any of the Assets as a result of actions or measures necessary to implement or effectuate any such containment, removal, remediation, response, cleanup or abatement of any Hazardous Substance; and (c) the resolution of such liabilities.

     "Equilon Feedstock Inventory" shall mean that crude oil, feedstock and intermediate petroleum product, including tank bottoms and line fill as applicable but less water and sludge, owned by the Seller or Equiva Trading Company and located at the Refinery Land or in terminals belonging to Seller or third parties and specified to be sold.

     "Equilon Other Assets" shall mean any and all Contracts, Leases, Easements, and Permits, which are transferred to Buyer hereunder and Intellectual Property or license therefor and all other assets owned by Seller and located in or on the Refinery Land and not an Excluded Asset.

     "Equilon Other Inventory" shall mean the catalysts, chemicals, additives, spare parts, store stocks, supplies and personal property owned by Seller that may be used and consumed in the Operations and that is located on the Refinery Land (which for purposes of this definition shall include any such property which is temporarily offsite for repairs) and not an Excluded Asset.

     "Equilon Product Inventory" shall mean that certain refined and chemical products including tank bottoms and line fill as applicable owned by the Seller or Equiva Trading Company and located at the Refinery or in tank cars or trucks in transit to the customers as per shipping records.

     "Equipment" shall mean all furnishings, furniture, computer equipment and hardware, fittings, equipment, machinery, refining process units, testing equipment, tools, apparatus, tanks, pipelines, pumping stations, booster pumps, sewers, appliances, trucks, automobiles, other vehicles, signs and other articles of personal property of every kind whatsoever which in the normal course of business is located on the Refinery Land.

     "Excluded Assets" means (i) all of Seller's cash, deposits and bank accounts; (ii) all accounts receivable or exchange balances owed to Seller by reason of deliveries made by Seller or on account of the Assets prior to the Effective Time; (iii) the financial books and records of Seller or its Affiliates and the personnel, employment and other records of Seller as to their former employees other than the Refinery Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Seller has or may have which are attributable to its ownership of the Assets prior to the Effective Time; (v) all company minute books and similar materials related to maintenance of company records other than the Refinery Records; (vi) all excess insurance proceeds under Section 12.08 of this Agreement; (vii) all Intellectual Property and Trademarks not conveyed by
Article 16 of this Agreement; and (viii) those assets described on Schedule 1.01B or listed as Excluded Contracts on Schedule 5.05 hereto.

     "Fair Market Value" shall have the meaning specified in Section 11.05(d).

     "Force Majeure Event" means any (i) fire, explosion, strike, lock-out, casualty or accident; (ii) act of God, including, without limitation, epidemic, hurricane, typhoon, earthquake, cyclone or flood; (iii) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (iv) other similar occurrences or acts beyond the reasonable control of a Party hereto, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event). Those provisions in this Agreement regarding Force Majeure Event shall only be applicable in the specific situation(s) in which this Agreement expressly provides they shall apply and in no other situations.

     "Fundamental Agreements" shall mean the Agreement, the Frontier Products Offtake Agreement, the Cogeneration Sub-Sublease, and the Foreign Crude Supply Agreement.

     "Guaranty" shall mean the Guaranty by Guarantor with Seller and Equiva Trading Company as beneficiaries dated as of the date of this Agreement as specified in Exhibit E.

     "Hazardous Substance" is defined as the terms "Hazardous Substance," "Regulated Substance," and "Oil and Hazardous Substance" are respectively defined as of the Effective Time in the U.S. Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and the Federal Water Pollution Control Act, as amended.

     "Improvements" shall mean any and all buildings, structures, fixtures or other improvements attached or affixed to the Refinery Land.

     "Indemnified Party" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to this Agreement.

     "Information Technology" shall have the meaning specified in Section
5.17(c).

     "Indemnifying Party" shall refer to the Person having the obligation to indemnify pursuant to this Agreement.

     "Insurance" shall have the meaning specified in Section 11.08(a).

     "Intellectual Property" means intellectual and similar property of every kind and nature that was licensed by Texaco Inc. and certain of its affiliates or Shell Oil Company and certain of its affiliates to Seller on a non-exclusive basis for Seller's Use and for which Seller enjoys a right to grant a sublicense to certain purchasers of its assets or that which is owned by Seller and which Seller has a right to grant a non-exclusive license to Use including, without limitation patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know- how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software, but excluding Trademarks.

     "Judgments" shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency.

     "Known", or "Knowledge" or "To the knowledge of" or "Within the knowledge of a Party" shall mean those facts, events or circumstances, if actually known to an officer, a manager or any supervisory employee of a Party to whom such phrase is applied; provided, however, that in applying the preceding clause to Seller on the one hand, or Buyer or Guarantor, on the other hand, the Parties agree that the only officers, managers or supervising employees of Seller or Buyer and Guarantor, who shall be considered or to whom any such knowledge standard applies are the Persons identified on Schedule 1.01C.

     "Late Payment Rate" shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

     "Leases and Easements" shall mean, collectively, those real property leases and easements described on Schedule 1.01D.

     "Legal Requirements" shall mean any and all (i) Applicable Laws; (ii) applicable Judgments; (iii) contracts with any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (i) or (ii) above, and (iv) applicable Permits; and as any of the foregoing matters described in (i) through
(iv) above may have been waived, amended, varied or otherwise modified by any Permit or Permit-related proceedings or other applicable proceedings.

     "License Period" means the period of time beginning at the Effective Time.

     "Licensed Technology Rights" means intellectual and similar property of every kind and nature, except Intellectual Property, licensed by third parties to Seller before the Effective Time, including without limitation patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software but excluding all Trademarks.

     "Liens" shall mean any and all liens, mortgages, charges, debentures, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions, conditional sale contracts, rights of first refusal and options or other encumbrances of any nature whatsoever, including, but not limited to, such as may arise under any Contracts or Judgments.

     "Loaned Employee(s)" shall have the meaning specified in Section 4.01(b).

     "Material Adverse Effect" shall mean the result of any act(s), omission(s), conduct, occurrence(s), condition(s) or situation(s), or any combination thereof if the same have or could reasonably be expected to result (either individually or in the aggregate) in an adverse effect in excess of Two Million Dollars ($2,000,000) annually with respect to cash flow before Taxes derived from the operation of the Refinery on a recurring basis for a period of at least three
(3) years; or Five Million Dollars ($5,000,000) with respect to the value of any of the Assets (for the types of purposes to which the same have been or could lawfully have been devoted at any time during the 6-month period immediately prior to the date of this Agreement);

     "Net Working Capital Adjustment" shall have the meaning specified in
Section 3.03(a).

     "Net Working Capital Estimate" shall have the meaning specified in Section 3.03(c).

     "Non-Represented Loaned Employee" shall have the meaning specified in
Section 4.01(b).

     "Notice of Disposition" shall have the meaning specified in Section
11.05(a).

     "Operations" shall mean those activities conducted by Seller prior to the Effective Time utilizing the Assets.

     "Option Price" shall have the meaning specified in Section 11.05(c).

     "Party" and "Parties" means each of Seller, Buyer and Guarantor and collectively Seller, Buyer and Guarantor.

     "Permits" shall mean any and all permits, temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or governmental authority, bureau or agency (i) under any Legal Requirement, including, but not limited to, SH&E Law; or (ii) under or pursuant to any Judgment or any Contract with any such administrative or governmental authority, bureau or agency relating in each case to compliance with any Legal Requirement.

     "Permitted Debts" shall mean (i) indebtedness which may, from time to time, be incurred by Buyer under the Amended and Restated Revolving Credit Agreement and Letter of Credit Agreement dated on or before the Closing Date among Frontier Oil and Refining Company, certain banks and Union Bank of California, N.A. ("Revolving Credit Agreement"), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether by the same or any other agent or lender, whether represented by one or more agreement; provided that the aggregate principal amount at any one time outstanding shall not exceed the Buyer's borrowing base under the Revolving Credit Agreement; and (ii) short term intercompany advances for working capital purposes.

     "Permitted Encumbrances" shall mean any Liens that (i) are listed on
Schedule 1.01E; (ii) liens not securing monetary obligations and which do not interfere in any material respect with Buyer's use of, or ownership of the Assets; (iii) are reflected in the title policy or are shown on the survey subject to Seller's obligations under the Real Property Agreement; (iv) are of record as of the date hereof in Butler County, Kansas, or (v) are caused or created by Buyer; provided, however, that unless Buyer has expressly agreed herein to assume liability for a specific indebtedness, Permitted Encumbrances shall not include any indebtedness, whether or not of record.

     "Permitted Liens" shall mean liens and encumbrances permitted under the Revolving Credit Agreement including without limitation Permitted Liens under the Revolving Credit Agreement (as defined within the Permitted Debt definition).

     "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

     "Prepaid Expenses and Deposits" shall mean those expenses and deposits listed on Schedule 1.01F.

     "Purchase Price" shall have the meaning specified in Section 2.02.

     "Refinery" shall have the meaning specified in the first recital.

     "Refinery Land" shall mean the tract (or parcel) of land described in
Schedule 1.01G, together with easements, appurtenances and other hereditaments appurtenant to the Refinery Land and all the estates and rights of Seller in and to said Refinery Land, subject to Permitted Encumbrances and excluding mineral rights thereon.

     "Refinery Records" means Seller's operational and technical records located at the Refinery or maintained by Seller or its Affiliates and exclusively used by or for the Refinery relating to the Operations or the Assets up to the Effective Time including, without limitation, specifications, plats, surveys, engineering statements, maintenance and production records, process diagrams and studies, personnel and labor records relating to Acquired Employees (except that medical records will only be given to Buyer after Seller receives the Acquired Employee's written consent to the release of such records) environmental records and reports, toxicological and ecological data technical reports and property tax files. For the avoidance of doubt, Refinery Records specifically excludes
(i) any of the Seller's business plans, strategies and financial records which address or reflect activities outside of the Refinery; and (ii) any of Seller's or its Affiliates company minute books and records, tax returns or other materials which do not pertain to the Assets or ongoing day to day operation of the Operations.

     "Related Agreements" shall mean the Guaranty, the agreements listed in
Section 3.02(d) and any other agreements or documents executed in connection with or required under this Agreement.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any kind whatsoever of any Hazardous Substances into the environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

     "Represented Loaned Employee" shall have the meaning specified in Section 4.01(a).

     "SH&E Condition" means a condition or circumstance resulting from one or more related actions, omissions, or events with respect to a single facility or location that exists or is alleged by a Person other than a Party or its Affiliates to exist with respect to air, land, groundwater, or surface water or plant facilities, procedures, practices, or equipment (whether occurring on-site or off-site or having off-site effects, including off-site waste disposal, spills, surface water discharge, migration of groundwater contamination, and release to the air) which is not or is alleged to be not in compliance with or which is subject to corrective action, remedy or other response action under SH&E Law or related Legal Requirements. Soil, surface water, or groundwater contamination arising from several sources, pieces of equipment, or events (for example, one or more spills or leaks from a tank or product loading or unloading apparatus) shall be considered a single SH&E Condition only if such contamination is commingled. Contamination of more than one environmental media (e.g., soil and groundwater) caused by the same actions, omissions or events shall be considered a single SH&E Condition.

     "SH&E Law" means any Applicable Law relating to pollution, the protection of the environment or worker safety and health, release, emission, discharge, or disposal of any material or substance, noise or odor control, safety, health, or without limitation, environmental aspects of property transfer, natural resource damage, pipeline operations and closure or product registration, or hazard communication.

     "Surplus Refinery Property" shall mean the real property and Equipment retired in place or not currently used in connection with the Operations.

     "Taxes" shall mean all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Internal Revenue Code of 1986, as amended, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

     "Testing Agents" shall have the meaning specified in Section 3.03 (b)(i).

     "Third Party Claims" shall have the meaning specified in Section 14.02.

     "Third Party Property" shall mean Improvements, Equipment and inventory located on the Refinery Land owned by Persons not a Party, that are not owned by or leased to Seller.

     "Trademarks" shall mean with regard to Seller (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names, including, without limitation, the names Shell, Texaco, Equilon Enterprises LLC, Equiva Trading Company, Equiva Services LLC and the Pecten and Star logos respectively, of Shell Oil Company and Texaco Inc., used or licensed to Seller in connection with any of the Operations; and (ii) the goodwill of the Operations in connection with which such Trademarks have been used.

     "Union" shall have the meaning specified in Section 4.02.

     "Use" or its derivative words means make, use, have made and sell, import and reproduce, distribute, publicly perform, publicly display and make a derivative work.

     "Year 2000 Ready" shall have the meaning specified in Section 5.17(c).

     1.02 Interpretations.

          (a) All references herein to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated.

          (b) Unless the context requires otherwise in this Agreement, the singular shall include the plural and vice versa.

          (c) The headings of the Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof.

          (d) Except for (i) the Cogeneration Sub-Sublease; and (ii) the Hydrotreater Sublease, to the extent any of the Related Agreements conflict with the specific terms of this Agreement in relation to the specific terms of this Agreement, the terms of the Agreement shall control.

               (e) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

                           ARTICLE 2

 SALE AND PURCHASE;  PURCHASE PRICE; METHOD OF PAYMENT; LIMITED
            ASSUMPTION AND RETENTION OF LIABILITIES

     2.01 Sale and Purchase.

          Subject to the conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Assets at the Closing.

     2.02 Purchase Price.

          For and in consideration of the respective conveyances, assignments, representations, warranties and covenants described herein Buyer or Guarantor agrees to pay to Seller, and Seller agrees to accept from Buyer or Guarantor the purchase price (the "Purchase Price") and other consideration, as follows:

            (a) ONE HUNDRED SEVENTY MILLION DOLLARS ($170,000,000), to be paid at the Closing, plus or minus the Net Working Capital Adjustment provided for in Section 3.03; and

            (b)
                    (i) Contingency Earn-Up Payments, as described herein and as further set forth and illustrated in Exhibit A. "Contingency Earn-Up Payments" shall mean annual payments by Buyer to Seller of fifty percent (50%) of the amount by which the net margin from Buyer's previous year's operation of the Refinery exceeds a base net margin of Sixty Million Dollars ($60,000,000). Net margin as used herein shall mean gross product margin minus refinery operating costs. Buyer shall provide Seller with an annual calculation pursuant to Exhibit A no later than March 31st of each year. Payments hereunder, if any, shall be made on March 31 of each year, with the first payment being due no later than March 31, 2001 plus interest at the Base Rate from January 1, and for a period of up to eight (8) years from January 1, 2000; provided, however, that Buyer shall have the right to make an estimated Contingency-Earn Up Payment before March 31st and interest thereon shall cease to accrue from the date such payment is received by Seller. If an estimated Contingency Earn-Up Payment is made, Buyer shall calculate a true up on March 15th and the under or over payment shall be paid by the appropriate Party no later than March 31st, plus interest on the true up amount, at the Base Rate from January 1. Each annual payment shall be a separate calculation, no annual payment made hereunder shall exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), and the aggregate of all payments hereunder shall not exceed Forty Million Dollars ($40,000,000);

                    (ii) Seller shall have the right at reasonable hours to examine the books, records, and charts of Buyer to verify the accuracy of any statement, payment, calculation or determination made pursuant to
     Section 2.02(b)(i); provided, however, that Seller shall adequately protect the confidentiality of proprietary information. If any such examination shall reveal, or if Seller shall discover, any error or inaccuracy in Buyer's statement, payment, calculation or determination, then proper adjustment and correction thereof shall be made as promptly as practicable after discovery thereof and in any event within fourteen (14) days after Seller gives Buyer notice of error or inaccuracy; provided, that no adjustment or correction shall be made and all records and payments shall be conclusively presumed to be final unless notice of any such error or inaccuracy is given within six (6) months from the end of the calendar year during which such error or inaccuracy occurred; provided, however, that such six (6) month period shall not preclude the correction of any error or inaccuracy discovered in any governmental audit of Buyer or its Affiliates; and

       (c)     Guarantor's executed Guaranty.

     2.03 Method of Payment.

          All amounts to be disbursed at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank account designated by Seller (or Buyer, as the case may be) or by any other means agreed to by Seller (or Buyer, as the case may be).

     2.04 Limited Assumption and Retention of Liabilities.

          (a) Upon the condition that the Closing shall occur, and subject to the provisions of Article 13 hereof, Buyer shall assume and agrees to discharge all liabilities relating to the ownership or operation of the Assets from and after the Effective Time or arising from the ownership or operation of the Assets from and after the Effective Time.

          (b) Seller shall retain and be liable for liabilities and obligations of Seller and its Affiliates related to the ownership or operation of the Assets prior to the Effective Time or arising from the ownership or operation of the Assets prior to the Effective Time except:

                         (i) Damages for Environmental Liability expressly assumed by Buyer pursuant to Section 13.01.

                         (ii) Taxes payable and other current liabilities which are included in the Net Working Capital Adjustment; and

                         (iii) Obligations arising from and after the Effective Time to be performed after the Effective Time under the Contracts, Leases, Easements and Permits which are transferred to Buyer.

          (c) Seller acknowledges and agrees that Buyer is not assuming any liabilities with respect to the Assets or Operations other than those liabilities expressly assumed by Buyer pursuant to this Agreement and the respective Related Agreements.

                           ARTICLE 3

                            CLOSING

     3.01 Place and Time.

          The Closing shall take place at the offices of Equilon Enterprises LLC, 1100 Louisiana, Suite 2200, Houston, Texas 77002, on the earlier of (i) five (5) days following satisfaction of all of the conditions to close contained herein or (ii) December 1, 1999, or on such other date as Buyer and Seller may mutually agree.

     3.02 Transactions and Deliveries at or Prior to Closing.

               (a)  At or prior to the Closing, Seller shall deliver to Buyer:

               (i) a properly executed and acknowledged special warranty deed or deeds to the Refinery Land, the Improvements thereon, and the appurtenances thereto, each such deed to be in the form of Exhibit B and will contain (x) reservations of existing and future pipeline easements with rights of reasonable access for maintenance and removal and (y), reservation of easement for the cogeneration facility with rights of reasonable access;

               (ii) a properly executed and acknowledged assignment or assignments of the Contracts, the Leases and Easements, and the Permits for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority;

               (iii) a properly executed and acknowledged general conveyance of all of the Assets for which no specific conveyance is clearly applicable;

               (iv) copies of Seller's and its Affiliate which is a party to a Related Agreement resolutions, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

               (v) certificates of incumbency and specimen signatures of the signatory officers of Seller and its Affiliate which is a party to a Related Agreement;

               (vi) a certificate of formation and good standing by the State of Delaware, and copies of Seller's or its Affiliate which is a party to a Related Agreement certificate of registration to do business in the State of Kansas as a foreign company;

               (vii) the properly executed purchase price allocation schedule described in Section 12.02 hereof;

               (viii) written opinion of counsel to Seller, covering, in the aggregate, Seller's and its Affiliate which is a party to a Related Agreement due organization, valid existence and good standing as a limited liability company or partnership in Delaware, registration and good standing in Kansas, and the due authorization, execution and delivery by Seller or its Affiliates as the case may be of this Agreement and the Related Agreements, and the validity and binding effect of this Agreement and the Related Agreements, which opinion shall be in the form attached hereto as Exhibit C; and

               (ix) copies of consents of third parties required to be obtained prior to the assignment of the Leases and Easements, Permits and the Contracts to be assigned pursuant to Section 3.02(a)(ii).

        (b)  At or prior to the Closing, Buyer shall deliver to Seller:

          (i) that portion of the purchase price specified in Section 2.02(a), adjusted as provided in Section 3.03 for the Net Working Capital Estimate;

          (ii) copies of Buyer's and its Affiliate which is a party to a Related Agreement resolutions certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

          (iii) certificates of incumbency and specimen signatures of the signatory officers of Buyer and its Affiliate which is a party to a Related Agreement;

          (iv) a written opinion of counsel to Buyer, as to Buyer's and its Affiliate which is a party to a Related Agreement due organization, valid existence and good standing as a corporation in Delaware, registration and good standing in Kansas, and the due authorization, execution and delivery by Buyer or its Affiliates as the case may be of this Agreement and the Related Agreements and the validity and binding effect of this Agreement and the Related Agreements, which opinion shall be in the form attached hereto as Exhibit D;

          (v) a certificate of existence and good standing issued by the State of Delaware and a copy of Buyer's or its Affiliate which is a party to a Related Agreement certificate of registration to do business in the State of Kansas as a foreign company;

          (vi) the properly executed purchase price allocation schedule described in Section 12.02 hereof;

          (vii) proof of insurance required pursuant to Section 11.08 with copies of the policy to be provided by Buyer to Seller as soon as available;

          (viii) proof of environmental insurance required pursuant to Section
     13.09 with copies of the policy to be provided by Buyer to Seller as soon as available; and

          (ix) the surety bond in accordance with Article 16 of the Cogeneration Sub-Sublease.

       (c)  At or prior to the Closing, Guarantor shall deliver to Seller:

          (i) copies of resolutions of Guarantor's board of directors certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement, the Guaranty; and the consummation of the transactions contemplated under this Agreement, and the Guaranty;

           (ii) certificates of incumbency and specimen signatures of the signatory officers of Guarantor;

           (iii) a written opinion of counsel to Guarantor, as to Guarantor's due organization, valid existence and good standing as a corporation in Wyoming, registration and good standing in Kansas, the due authorization, execution and delivery by Guarantor of this Agreement, and the Guaranty and the validity and binding effect of this Agreement, and the Guaranty which opinion shall be in the form attached hereto as Exhibit F;

           (iv) a certificate of existence and good standing issued by the State of Wyoming and a copy of Guarantor's certificate of registration to do business in the State of Kansas as a foreign company; and

           (v)  the Guaranty as specified in Exhibit E.

         (d) At the Closing, Buyer or Buyer's Affiliates and Seller or Seller's Affiliates shall enter into the following agreements:

           (i) the Frontier Products Offtake Agreement, as specified in Exhibit
           G;

           (ii) the Terminal Agreement, (El Dorado Tank Farm), as specified in
     Exhibit I;

           (iii) the Transition Services Agreements under which the Seller or its Affiliates may provide services to Buyer, as specified in Exhibit J;

           (iv) the Foreign Crude Supply Agreement, as specified in Exhibit K;

           (v)  the Cogeneration Sub-Sublease, as specified in Exhibit L;

           (vi) the Hydrotreater Sublease, as specified in Exhibit M;

           (vii) the Measurements Services Agreement, as specified in Exhibit N;

           (viii) the Terminal Agreement (Jet Fuel-Boyer Terminal), as specified in Exhibit O; and

           (ix) the Real Property Agreement, as specified in Exhibit P.

     3.03  Adjustments as of Closing.

           (a) Calculation. The Net Working Capital Adjustment ("Net Working Capital Adjustment") to the purchase price shall be calculated as follows:

               (i) The value of Equilon Feedstock Inventory and Equilon Product Inventory, calculated by multiplying the quantities or volumes thereof determined as of the Effective Time using the method of determination described in Section 3.03(b) by the values determined as described on
     Schedule 3.03(a)(i); plus

               (ii) The net balances as of the Effective Time in the accounts marked as "Include in Net WC Adj" on Schedule 3.03(a)(ii).

          (b)  Method of Inventory Determination.

                    (i) For purposes of this Agreement, any required determination of volumes of Equilon Feedstock Inventory and Equilon Product Inventory shall be made by two independent inspectors ("Testing Agents") appointed by Buyer and Seller and mutually acceptable to both Parties. The volumes determined by the Testing Agents shall be adjusted in accordance with normal industry practice, based upon testing by the Testing Agents, for water, contaminants and sediment using standard industry guidelines, including ones relating to temperature, pressure and specific gravity. The Testing Agents shall issue a joint written report within twenty (20) days after the Effective Time, setting forth the volumes and quantities. In the event the Testing Agents initially are unable to agree upon any volumes of any inventory, then the Testing Agents shall retest and re-measure until the Testing Agents are in agreement;

                    (ii) Presence at Inventory Determination. In addition to the presence of such employees as is normal to the Operations, and subject to the right of Seller to conduct the Operations, each Party shall be entitled, at its own expense, to have any employee, agent, consultant or other authorized representative present for any inventory determination so long as such employee, agent, consultant or other authorized representative does not interfere with the tasks or responsibilities of the Testing Agents; and

                    (iii) Estimate of Inventories. At least five (5) business days in advance of the Closing Date, Seller shall make a good faith estimate of the Seller's inventories and provide a copy thereof to Buyer setting forth the ownership, types, characteristics and volumes, on a tank, vessel or location basis, of Equilon Feedstock Inventory and Equilon Product Inventory.

          (c) Estimate of Net Working Capital Adjustment. The amount of the Net Working Capital Adjustment to be included in the purchase price paid at the Closing Date ("Net Working Capital Estimate") shall be estimated by Seller and provided to Buyer at least five (5) business days in advance of the Closing Date using the inventory estimates described in Section 3.03(b)(iii) applied to the most currently available values calculated in accordance with Schedule 3.03(a)(i) and the amounts in accordance with Section 3.03(a)(ii) above.

          (d) Post Closing Adjustments. Seller and/or Buyer shall make adjustment payments with respect to the Net Working Capital Adjustment as follows:

                         (i) not later than thirty (30) days after the Closing Date, an adjustment payment shall be made based on the differences between the inventory estimates described in Section 3.03(b)(iii) and the amounts of inventory determined by the Testing Agents as described in Section 3.03(b)(i) and any differences in value based on actual data for the Closing Date calculated in accordance with Schedule 3.03(a)(i); and

                         (ii) each adjustment payment shall be paid in
     immediately available funds.   Any amount not paid when due shall bear
     interest at the Late Payment Rate for the period past due.

                        ARTICLE 4

             EMPLOYEES LOANED TO SELLER, EMPLOYMENT
                     AND EMPLOYEE BENEFITS

     4.01 Employees in General.

     Schedule 4.01 contains a true and complete list of:

          (a) Each represented employee working at the Refinery as of the date of this Agreement (each, a "Represented Loaned Employee"); and

          (b) Each regular, full-time and regular, part-time non- represented employee working at the Refinery as of the date of this Agreement (each, a "Non-Represented Loaned Employee");

     which employees are employees of Seller's Affiliate, Equiva Services LLC, and who are currently on loan to Seller under a services agreement (collectively the "Loaned Employees"). Equiva Services LLC shall be referred to in this Article as "Affiliate Employer."

     4.02      Represented Loaned Employees.

   The Buyer acknowledges that Seller and the Affiliate Employer are bound by the Collective Bargaining Agreement and all existing Memoranda of Agreement or Understanding, which are listed on Schedule 4.02 ("Collective Bargaining Agreement"), between Seller and the Affiliate Employer and Local 5-241 of the Paper, Allied Industrial, Chemical & Energy Workers International Union (the "Union"). Buyer agrees to recognize the Union as the exclusive representative for the bargaining unit covered by the Collective Bargaining Agreement. Buyer shall adopt the Collective Bargaining Agreement in accordance with its terms.

     4.03 Offers of Employment.

       (a)  Offers of Employment by Buyer.

            (i) Buyer shall offer regular, full-time or regular, part-time employment to each Represented Loaned Employee in accordance with the terms of the Collective Bargaining Agreement; and

            (ii) Buyer shall offer regular, full-time or regular, part-time employment to each Non-Represented Loaned Employee. Seller may, at its option, make offers of continuing employment with Seller or its Affiliates to the Non-Represented Loaned Employees listed on Schedule 4.03.

          Any such offer of employment by Buyer shall be at a base pay rate that is at least equivalent at the Employment Commencement Date to that the Loaned Employee had with the Affiliate Employer as of the last regularly scheduled workday immediately prior to the Employment Commencement Date. Within three (3) business days of signing this Agreement, Seller shall provide, and cause its Affiliates, as appropriate, to provide, Buyer with the title, employment history, and current salary of each Loaned Employee.

          (b) Notice of Offers. Buyer shall notify Seller of the acceptance of any employment offer made by Buyer, within two (2) business days of the acceptance of such offer.

          (c)  Orderly Transition.   Buyer shall employ each Loaned Employee who
accepts Buyer's offer of employment. Seller agrees to use its reasonable efforts to assist Buyer in the orderly transition to Buyer of any such Loaned Employees. Each such accepting employee shall, from the Employment Commencement Date, be known as an "Acquired Employee".

          (d) Employment Assurances. For a period of one year following the Employment Commencement Date of each Acquired Employee, Buyer shall not reduce the Acquired Employee's base pay, and shall not terminate such Acquired Employee's employment except for "cause". Further, Buyer shall provide non-represented Acquired Employees with an opportunity for incentive compensation offered to Buyer's similarly situated employees. For represented Acquired Employees, Buyer shall provide gainsharing as set forth in the Collective Bargaining Agreement. The fourth quarter 1999 gainsharing payment will be shared proportionately by Buyer and Seller based on the number of days in the quarter that the recipients were Seller's employees or Acquired Employees.

     4.04 Employee Benefits for Acquired Employees.

            (a) Benefits Plans in General. As set forth in Schedule 4.04 (subject to collective bargaining), Buyer shall permit the Acquired Employees to participate in all of the Buyer's employee pension benefit plans (as that term is defined by Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee welfare benefit plans (as that term is defined by Section 3(1) of ERISA), and other benefit programs, policies, and practices that are or will be generally available to Buyer's similarly situated employees. Further, as set forth in Schedule
            4.04 (subject to collective bargaining), Buyer shall provide each Acquired Employee with transition benefits.

            (b) Welfare Plan Coverage. With respect to each Acquired Employee who elects to participate in Buyer's employee welfare benefit plans, Buyer shall waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions, and any waiting period requirements under its employee welfare benefit plans that had been waived or otherwise satisfied under comparable employee welfare benefit plans sponsored by the Affiliate Employer, provided the Acquired Employee enrolls within thirty-one (31) days of his or her Employment Commencement Date. For each Acquired Employee, Buyer shall also apply towards any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans applicable to the year of such Acquired Employee's Employment Commencement Date, any amounts paid by such Acquired Employee toward such requirements and limits under the Affiliate Employer's employee welfare benefit plans in which he or she participated during such year. Buyer shall notify Seller if an Acquired Employee fails to enroll in one of Buyer's health plans. If an Acquired Employee enrolls in one of Buyer's health plans within eighteen (18) months of the Employment Commencement Date, Buyer shall notify Seller or cause the Acquired Employee to notify Seller as soon as reasonably practicable after such enrollment.

            (c) Past Service Credit. Buyer shall cause all those employee welfare benefit plans, programs, policies, and practices in which the Acquired Employees participate, including Buyer's vacation and sick leave programs, to recognize past service as recognized by the Affiliate Employer's employee welfare benefit plans, for purposes of eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits, and eligibility for the levels of benefits where there are service-related benefit schedules. Buyer shall cause its employee pension benefit plans (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize past service as recognized by the Affiliate Employer's employee pension benefit plans for purposes of eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, and eligibility for the levels of benefits where contributions to the plan or payments from the plan depend in whole or in part on service. Buyer shall be required to recognize or cause its employee pension benefit plan to recognize service recognized by the Affiliate Employer's employee pension benefit plans for purposes of benefit accruals.

           (d) Vacation. On or before the Effective Time, vacation liabilities will be calculated and trued up in accordance with the following:
           the days during 1999 that Seller owned the Refinery will be calculated as will the number of days Buyer will own the Refinery. A fraction will be calculated. This fraction will be multiplied by the number of 1999 annual eligibility hours for Refinery employees at the Effective Time, whether already taken or not. This procedure will be applied separately to hourly and staff vacations. The resulting calculation will yield the number of hours of vacation attributable to the account of both the Buyer and the Seller. Actual remaining hours of vacation will be calculated separately for staff and hourly. To the extent the remaining vacation differs from the amount of vacation attributable to the Parties, the total hours will be multiplied by the average hourly rate (based on a group rate and not an individual-by-individual rate analysis) or the average staff employee rate (based on a group rate and not an individual-by-individual rate analysis). The resulting dollar amount will be included in the true up process. All deferred vacation from previous years will be paid by the Seller to the Acquired Employees as soon as practicable after the Effective Time. All vacation for the year 2000 will be paid by the Buyer.

     4.05 Liabilities and Indemnities.

           (a) WARN Act Indemnification. Buyer shall indemnify Seller and its Affiliates against all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), with respect to the Acquired Employees in connection with actions taken by Buyer at or after the Effective Time. Seller shall indemnify Buyer against all liabilities under the WARN Act with respect to Loaned Employees who do not become Acquired Employees in connection with actions taken by Seller and/or the Affiliate Employer prior to the Effective Time.

           (b) Workers' Compensation. The Affiliate Employer shall be responsible for workers' compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurred on or prior to the Effective Time. Buyer shall be responsible for any workers' compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurs after the Effective Time. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim.

           (c)  Indemnities.

               (i) To the maximum extent permitted by Applicable Law, Seller shall defend, indemnify, and hold harmless Buyer from and against any Damages, and any fines, penalties and assessments, arising out of (A) claims by Loaned Employees (other than Acquired Employees) that arise prior to, on, or after the Effective Time and relate to their employment with, or the termination of their employment from, the Affiliate Employer; and (B) claims by Acquired Employees that arise prior to the Effective Time which relate to their employment with, or the termination of their employment from, the Affiliate Employer; and

               (ii) To the maximum extent permitted by Applicable Law, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates from and against any Damages, and any fines, penalties and assessments, arising out of claims by the Acquired Employees that arise on or after the Effective Time and relate to their employment with, or the termination of their employment from, the Buyer.

                           ARTICLE 5

            SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer to the Knowledge of Seller, except with respect to Sections 5.01, 5.02 and 5.15 which shall not be limited to the Knowledge of Seller, as follows:

     5.01 Organization and Standing.

          Seller or its Affiliate which is a party to a Related Agreement is a limited liability company or a partnership duly formed and is validly existing, in good standing under the laws of the State of Delaware and is in good standing as a limited liability company or a partnership in all jurisdictions where the nature of its properties or business requires it.

     5.02 Authority and Binding Obligations.

          Seller or its Affiliate which is a party has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements. The execution, delivery, and performance of this Agreement and of the Related Agreements by Seller or its Affiliate which is a party (i) have been duly authorized by requisite company action; (ii) do not conflict or result in a violation or breach of the organizational documents of the Seller or the Affiliate which is a party; and (iii) do not conflict or result in a violation or breach of any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Seller or Equiva Trading Company are directly or indirectly a party. Each of this Agreement and the Related Agreements constitutes a legal, valid and binding obligation of Seller or its Affiliate which is a party, enforceable against Seller or its Affiliate which is a party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     5.03 Consent; Non-Contravention .

          (a) Except as otherwise specified in Schedule 5.03(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Seller, or its Affiliate which is a party, of this Agreement or the Related Agreements.

          (b) Except as specified in Schedule 5.03(b), neither the execution and delivery of this Agreement or the Related Agreements by Seller, or its Affiliate which is a party, nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, Judgment or decree to which the Seller or its Affiliates are directly or indirectly a Party or are directly or indirectly subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) prevent Seller or its Affiliate which is a party from performing its obligations under this Agreement or the Related Agreements; or (iii) result in a Material Adverse Effect.

     5.04 Litigation.

          Except as specified in Schedule 5.04, there are no lawsuits, actions, arbitrations or other proceedings pending or to the knowledge of the Seller threatened by any Person against or affecting the Seller, the Operations or any of the Assets by or before any court, arbitrator or governmental authority which
(i) would prohibit any of the transactions contemplated by this Agreement or
(ii) if adversely determined would have an adverse determination (individually or in the aggregate) that would have a Material Adverse Effect.

     5.05 Contracts and Commitments.

          Schedule 1.01A contains an accurate and complete list of each contract, agreement or commitment relating to the Assets of the Seller or its Affiliates not otherwise listed in Schedule 1.01D or Schedule 5.05:

          (a) to which the Seller or its Affiliates are a party and which requires total payments to or by the Seller of at least Two Hundred Fifty Thousand Dollars ($250,000) annually (other than spot crude contracts, spot product contracts, transportation contracts, and crude supply contracts not fully dedicated to the Refinery);

          (b) to which the Seller or its Affiliates are a party which has a remaining term longer than one (1) year, which requires total payments by the Seller of at least Two Hundred Fifty Thousand Dollars ($250,000) during such term and which is not terminable on thirty (30) or fewer days' notice without penalty;

          (c) to which the Seller or its Affiliates are a party relating to indebtedness for borrowed money, including capital leases, security agreements relating thereto and any amendment or waiver thereof;

          (d) to provide capital or funds by way of a loan or guaranty of a loan or any other form of guaranty, assurance, funding agreement or other arrangement intended to assure the payment or performance of any obligation by a third party in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

            (e) involving any rights to throughput, process, refine feedstocks or products at or from the Refinery;

     (collectively items (a) through (e), other than contracts, agreements or commitments of the Seller or any Affiliate of Seller which have expired or have terminated at or prior to the Effective Time in accordance with the procedures set forth in Section 10.01, the "Commitments"). Each Commitment is a legal, valid and binding obligation of the Seller, or its Affiliates enforceable against the Seller or its Affiliates in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in
Schedule 1.01A, the Seller or its Affiliates are not, nor is any other party thereto, in default under any of the Commitments where such defaults would result, in the aggregate, in a Material Adverse Effect. Except as specified in
Schedule 1.01A since the date of this Agreement, the Seller or its Affiliates have not received written notice of cancellation or termination of any Commitment from any party thereto.

     5.06 Leases and Easements.

          (a) Except for Leases and Easements, the failure of which to possess or hold would not in the aggregate have a Material Adverse Effect, Schedule 1.01D contains an accurate and complete list of Leases and Easements held by Seller or its Affiliates that are related to the Refinery. All Leases and Easements are legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or inequity), and are in full force and effect. Except for matters that do not materially interfere with the Seller's rights, the Seller enjoys peaceful and undisturbed possession under the Easements and Leases.

          (b) All pipelines, pipeline easements, utility lines, utility easements and other easements, leaseholds and rights of way burdening any of the Refinery Land, except for such which would not in the aggregate have a Material Adverse Effect, are set forth on Schedule 1.01D. The Refinery Land is also encumbered by the items set forth on Schedule 1.01E.

     5.07 Condition of Improvements and Equipment.

          Except as set forth in the following sentence, the Improvements, Equipment, Equilon Other Inventory and Surplus Refinery Property are being sold "AS IS", WHERE IS, WITHOUT WARRANTY OF ANY KIND (EXCEPT AS TO TITLE) EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, CONDITION OR FITNESS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER WAIVES THE UNIFORM COMMERCIAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH IMPROVEMENTS AND EQUIPMENT. The Improvements and Equipment which comprise a part of the Assets other than the Surplus Refinery Property, are in substantially the same condition and repair, ordinary wear and tear excepted, as of October 7, 1999.

     5.08 Compliance with Laws.

          As of the date of this Agreement, Seller is in compliance with all Applicable Laws relating to the Assets or the Operations, except as specified on
Schedule 5.08 or where the noncompliance with which would not, in the aggregate, result in a Material Adverse Effect.

     5.09 Due Diligence.

      (a)  Seller has:

       (i) made available to Buyer all books, records, financial statements, business plans, management appraisals, documents, Contracts, Leases and Easements, Permits and other material information requested in writing by Buyer;

       (ii) instructed its and its Affiliates employees, counsel, advisors and auditors to respond in writing to all written inquiries from Buyer (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges); and

       (iii) to the extent requested in writing, provided full access to the Assets, except, with respect to (i), (ii) and (iii) above where Seller has expressly declined in writing to comply with any such request with respect to identified items or categories of information.

      (b) No books, records, financial statements, documents, Contracts, Leases and Easements, Permits or other material information requested in writing by Buyer which Seller failed to fully disclose when so requested would have a Material Adverse Effect provided that Seller shall have no liability to Buyer for the breach of this representation or warranty to the extent that the facts or circumstances that give rise to such breach were actually known to Buyer on or prior to the Effective Time.

     5.10 Permits.

          Schedule 5.10 contains a true and complete list of Seller's material Permits used in connection with the Assets, the Operations, or the sale of refined product and identifies the material Permits which are not transferable to Buyer.

     5.11 Taxes.

      There are no tax liens open, pending against or, to the Knowledge of Seller, threatened against the Assets.

     5.12 Intellectual Property.

          All Intellectual Property transferred to Buyer from Seller shall be made in accordance with the grant clauses of Sections 16.01 and 16.03.

     5.13 No Knowledge of Breaches.

          Except for any breaches of representations or covenants, the consequences of which have been waived by Seller, Seller has no knowledge of any breaches of any representation or covenant herein by Buyer.

     5.14 Labor Matters

          (a) Seller is a Party to and bound by a Collective Bargaining Agreement affecting approximately sixty-eight percent (68%) of Loaned Employees. Except as set forth on Schedule 5.14, Seller has not received any notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any of the Loaned Employees. Further, Seller is not aware of any such threatened charges or claims by any of the Loaned Employees.

          (b) Seller is not aware of any strikes, work stoppages, work slowdowns or lockouts or of any threats thereof, except for routine grievance matters, by or with respect to any of the Loaned Employees. Since January 1, 1998, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving Loaned Employees.

          (c) Except as set forth in Schedule 5.14, there are no pending grievances filed by Represented Loaned Employees. Further, there are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the Operations or Assets other than those specifically listed in Schedule 5.14.

          (d) Except as set forth in Schedule 5.14, there exists (i) no charge of discrimination or lawsuit involving any alleged violation of any fair employment law, wage payment law, occupational safety and health law, and (ii) no pending or, to Seller's Knowledge, threatened litigation arising out of any employment relationship, or other employment-related law, whether federal, state or local, and (iii) no pending or, to Seller's Knowledge, threatened litigation arising out of any employment relationship, by any Loaned Employee or any representative of any such Person or Persons. No charge or claim involving any of the Refinery or Loaned Employees is pending before any administrative agency, local, state or federal, and no lawsuit involving any of the Refinery or Loaned Employees is pending or, to Seller's Knowledge, threatened with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

     5.15 Good and Marketable Title.

          (a) Schedule 1.01G contains a true and complete description of the Refinery Land owned by Seller or its Affiliates and used in the Operations, and such Refinery Land is described by metes and bounds.

          (b) Except as specified in Schedule 5.15, Seller has good and marketable title to all of the Assets, except for Assets sold, consumed or otherwise disposed of in the ordinary course of business in accordance with the procedures set forth in Section 10.01 and consistent with past practices, free and clear of any Liens, other than Permitted Encumbrances.

     5.16 Condemnation.

          There are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets.

     5.17 Year 2000.

          (a) Except as set forth on Schedule 5.17, the Information Technology (as defined herein) is Year 2000 Ready (to the extent that any other Information Technology, used in combination with such Information Technology, properly exchanges date/time data with it).

          (b) Seller has undertaken the investigation of critical business partners to review whether critical Information Technology, purchased, leased, licensed or used by or in connection with the Operations or Assets, is Year 2000 Ready. Seller has demonstrated "Due Diligence" through the efforts expended in executing the Year 2000 processes. Factors which could affect the ability to be Year 2000 Ready by the end of 1999 include, but are not limited to the following: (i) failure to identify critical systems which will experience failures; (ii) errors in software; (iii) efforts to correct problems; (iv) unexpected failures by key business partners; (v) extended failures by public and private utility companies or common carriers supplying services to the Refinery; (vi) failures in global banking systems and capital markets; and (vii) other circumstances beyond the Refinery's control. While there can be no assurance that all such modifications and plans will be successful, including contingency plans for the Refinery's major business partners, it is not expected that any material disruptions in operations will occur which adversely affect the Refinery's overall financial position or results of operation. Excluding items listed on Schedule 5.17, Seller is not aware of any areas in which the Information Technology is not Year 2000 Ready which have not been remedied as of the date hereof.

          (c) For the purpose of this Agreement, "Year 2000 Ready", means that Information Technology performance has been sufficiently tested and documented to correctly process dates into and beyond January 1, 2000 or performs its necessary functions without relying upon dates. For purposes of this Section 5.17, "Information Technology", includes applications, personal computers, servers, telecommunications, embedded chips and control systems and software system(s) that are used or relied on by Seller in the normal conduct of the Operations. For this section, "Due Diligence", is what an ordinary reasonable person would do given the same set of circumstances. In the case of Year 2000 Ready, this process would include: (i) identifying pieces of hardware/software that might contain the problem; (ii) accessing the criticality of the hardware/software items in the inventory; (iii) evaluating/testing the hardware/software items in the inventory, (iv) remediating the critical items;
(v) determining and taking corrective actions/workarounds for the non-critical items.

     5.18 Transferred Assets.

          Except the Excluded Assets, Excluded Contracts, and for assets which are not assigned due to failure to obtain third party consent, not material or are disposed of in the ordinary course of business in accordance with the procedures set forth in Section 10.01, as of the day before Closing the Assets being transferred to Buyer constitute the assets and properties being used in the Operations.

     5.19 Certain Environmental Matters

               (a) The Assets are in material compliance with SH&E Laws and related Legal Requirements relating to asbestos-containing materials.

               (b) All notices, disclosure and reports regarding the existence of hazardous waste or solid waste management facilities, including without limitation, underground storage tank systems, required to be filed or recorded in connection with any of the Assets or their respective ownership or operation have been filed or recorded with all appropriate governmental agencies, including, but not limited to, recordation in deed records of appropriate jurisdiction.

               (c) Exclusive of the waste water treatment plant considerations including those addressed in Sections 13.01(a) and 13.01(c) and the High Production Volume chemical testing program testing costs to be shared in accordance with the provisions of Section 13.01(d), there are no material obligations, undertakings or liabilities arising out of or relating to SH&E Laws or related Legal Requirements which Seller has agreed to assume or retain, by contract or otherwise, which would adversely impact Buyer or the Assets following the Closing. For purposes of this Section 5.19(c), noncompliance with SH&E Laws and related Legal Requirements, shall not be deemed to be an obligation, undertaking or liability.

     NOTWITHSTANDING ANY OF THE FOREGOING REPRESENTATIONS, IN NO EVENT SHALL ANY PROJECTION AS TO THE FINANCIAL CONDITION, FINANCIAL RESULTS, STATUS OF ASSETS, PROJECTS, AVAILABILITY OF FEEDSTOCK OR MARKETS OR ANY OTHER PROJECTIONS MADE BY SELLER TO BUYER BE RELIED UPON BY BUYER, AND SELLER MAKES NO REPRESENTATION OR WARRANTY AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY WITH REGARD TO SAME.

                           ARTICLE 6

     BUYER'S AND GUARANTOR'S REPRESENTATIONS AND WARRANTIES

     6.01 Buyer's Representations and Warranties.

          Buyer represents and warrants to Seller to the Knowledge of Buyer, except with respect to Sections 6.01(a), 6.01(b) and 6.01(h) which shall not be limited to the Knowledge of Buyer, as follows:

             (a)    Organization and Standing.

             Buyer or its Affiliate which is a party to a Related Agreement is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

             (b)  Authority and Binding Obligations.

               Buyer or its Affiliate which is a party has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer or its Affiliate which is a party have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of the Buyer or its Affiliate which is a party. Each of this Agreement and the Related Agreements, constitutes a legal, valid and binding obligation of Buyer or its Affiliate which is a party enforceable against Buyer or its Affiliate which is a party, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

             (c)  No Consent Required; Non-Contravention.

                    (i) Except as otherwise specified in Schedule 6.01(c)(i), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Buyer or its Affiliate which is a party of this Agreement or the Related Agreements.

                    (ii) Except as specified in Schedule 6.01(c)(ii), neither the execution and delivery of this Agreement or the Related Agreements by Buyer or its Affiliate which is a party nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, Judgment or decree to which the Buyer or its Affiliate is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts which will not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (y) prevent Buyer or its Affiliate which is a party from performing its obligations under this Agreement or (z) result in a Material Adverse Effect.

          (d)  Litigation.

               Except as specified in Schedule 6.01(d), there are no lawsuits, actions, arbitrations or other proceedings pending or to the knowledge of the Buyer threatened by any Person against or affecting the Buyer by or before any court, arbitrator or governmental authority which (i) would prohibit any of the transactions contemplated by this Agreement or (ii) if adversely determined would have an adverse determination (individually or in the aggregate) that would have a Material Adverse Effect.

          (e)  No Breach.

               Except as specified in Schedule 6.01(e), neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under: (i) any provision of the Buyer's articles of incorporation or bylaws; (ii) any statute, law, regulation or governmental order to which the Buyer or the assets and properties of any thereof are bound or subject; (iii) any commitment to which the Buyer is a Party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of the Buyer or to which it is a Party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii), (iii) and (iv), for such violations and conflicts which will not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement and other Related Agreements; (y) prevent Buyer or its Affiliate which is a party from performing its obligations under this Agreement and other Related Agreements; or (z) result in a Material Adverse Effect.

          (f)  Actions and Proceedings.

               Except as specified in Schedule 6.01(f), no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

          (g)  Independent Decision.

               Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets, and is not relying upon any projections from Seller regarding prospective operations of the Assets in the future. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets.

          (h)  No Knowledge of Breaches.

               Except for any breaches of representations or covenants, the consequences of which have been waived by Buyer, Buyer has no knowledge of any breaches of any representation or covenant herein by Seller.

          (i)  Financial Capacity; Future Performance.

               Upon closing of the senior notes offering referenced in Section
7.07 below, Buyer will have the financial capacity to consummate the purchase and, to the knowledge of Buyer, to operate the Assets after the purchase. Buyer is, as of the date hereof, not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Buyer is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

     6.02 Guarantor's Representations and Warranties.

     Guarantor represents and warrants to Seller to the Knowledge of Guarantor, except with respect to Sections 6.02(a), 6.02(b) and 6.02(h) which shall not be limited to the Knowledge of Guarantor as follows:

          (a)  Organization and Standing.

               Guarantor is a corporation duly organized, validly existing in good standing under the laws of the State of Wyoming and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

          (b)  Authority and Binding Obligations.

               Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Guaranty. The execution, delivery, and performance of this Agreement and the Guaranty by Guarantor have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of the Guarantor. This Agreement and the Guaranty constitute legal, valid and binding obligations of the Guarantor enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

          (c)  No Consent Required; Non-Contravention.

                    (i) Except as specified in Schedule 6.02(c)(i), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other entity is required in connection with the execution, delivery and performance by Guarantor of this Agreement or the Guaranty.

                    (ii) Except as specified in Schedule 6.02(c)(ii), neither the execution and delivery of this Agreement or the Guaranty by Guarantor, nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Guarantor is directly or indirectly a party or is directly or indirectly subject, except for such violations and conflicts which will not (x) prevent or materially delay consummation of the transaction contemplated by this Agreement or the Guaranty; (y) prevent Guarantor from performing its obligations under this Agreement or the Guaranty; or (z) result in a Material Adverse Effect.

          (d)  Litigation.

               Except as specified in Schedule 6.02(d), there are no lawsuits, actions, arbitrations or other proceedings pending or to the knowledge of the Guarantor threatened by any Person against or affecting the Guarantor by or before any court, arbitrator or governmental authority which (i) would prohibit any of the transactions contemplated by this Agreement or the Guaranty, (ii) if adversely determined would have an adverse determination (individually or in the aggregate) that would have a Material Adverse Effect.

          (e)  No Breach.

               Except as specified in Schedule 6.02(e), neither the execution and delivery of this Agreement or the Guaranty by Guarantor, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under; (i) any provision of the Guarantor's articles of incorporation or bylaws;
(ii) any statute, law, regulation or governmental order to which the Guarantor or the assets and properties of any thereof are bound or subject; (iii) any commitment to which the Guarantor is a party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of the Guarantor or to which it is a party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii),
(iii) and (iv), for such violations and conflicts which will not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement, and the Guaranty (y) prevent Guarantor from performing its obligations under this Agreement, and the Guaranty, or (z) result in a Material Adverse Effect.

          (f)  Actions and Proceedings.

               Except as specified in Schedule 6.02(f), no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement, or the Guaranty or any material part of the transactions contemplated hereby or thereby.

          (g)  Independent Decision.

               Guarantor has made its own analysis and independent judgment of the commercial potential, condition and usefulness of the Assets, and is not relying upon any projections from Seller regarding prospective operations of the Assets in the future. Guarantor has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of guaranteeing the purchase of the Assets.

          (h)  No Knowledge of Breaches.

               Except for any breaches of representations or covenants, the consequences of which have been waived by Guarantor, Guarantor has no knowledge of any breaches of any representation or covenant herein by Seller.

          (i)  Financial Capacity; Future Performance.

               Upon closing of the senior notes offering referenced in Section
7.07 below, Guarantor will have the financial capacity to guaranty the purchase, to the knowledge of the Guarantor, and operation of the Assets. Guarantor is, not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Guarantor is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                           ARTICLE 7

      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     The obligations of Buyer to purchase the Assets are subject to the satisfaction on or prior to the Closing Date, unless waived, of the conditions specified in this Article 7. If Buyer actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Buyer is not obligated to close, and if Buyer nevertheless elects to close the transactions contemplated hereby, then Buyer shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Seller based on such unsatisfied condition.

     The conditions precedent to Buyer's obligation to close are as follows:

     7.01 Regulatory Approvals.

          Buyer shall have received all material Permits as required to operate the Refinery or Buyer shall have received written notification from the appropriate governmental authorities that it may operate temporarily under the material Permits until similar Permits are issued to Buyer; provided, however, that Buyer shall use its best efforts to obtain such Permits.

     7.02 Deliveries.

          Seller shall have delivered to Buyer all of the documents required to be delivered pursuant to Section 3.02(a) and the Related Agreements.

     7.03 Required Consents and Authorizations.

          Seller shall have received (and shall have furnished copies thereof to Buyer) all consents and authorizations of third parties required to transfer the Contracts, Leases and Easements and Permits for which consent is required, and which if not obtained would result in a Material Adverse Effect to Buyer's operations of the Refinery or the Assets; provided, however, if such consents are not obtained, Seller and Buyer may agree to an arrangement where Seller provides to Buyer the economic benefits of such Contracts, Leases and Easements and Permits until Buyer obtains the consents.

     7.04 Taking of Assets.

          In the event that prior to Closing there shall be instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Assets, Seller shall immediately notify Buyer, and Buyer, if such proceeding or other action has or there is a reasonable probability of a taking of property with a value in excess of Twenty-Five Million Dollars ($25,000,000), shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Seller of its election to terminate. If Buyer is not entitled to or, if entitled, does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action.

     7.05 Adverse Change.

          Prior to the Closing, there shall not have been any change, other than changes affecting the economy generally or affecting the petroleum industry (refining, marketing, transportation, terminalling and trading) generally or regionally, in the Assets or Operations that has or there is a reasonable probability of having a value in excess of Twenty-Five Million Dollars ($25,000,000) (the Parties agreeing, however, that Seller shall have the right, but not the obligation, to correct or cure any such change at its sole option and cost prior to Closing), including, but not limited to, changes due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days but in no event later than December 31, 1999 within which to use reasonable business efforts to cure or correct any such adverse change. If Seller after the date of execution hereof becomes entitled to receive any insurance proceeds with respect to changes in the Assets that Seller has not corrected or cured to the same or a better condition as prior to such change, Seller at Closing shall assign such insurance proceeds to Buyer less the amount, if any, that Seller has incurred to correct or cure the change in the Assets.

     7.06 Representations and Warranties True; Covenants and Agreements
     Performed.

          The representations and warranties of Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if made on such date, and Seller shall have performed and complied in all material respects with all covenants and agreements by Seller hereunder required to be performed or complied with on or prior to the Closing Date.

     7.07 Closing of Senior Note Offering.

          Buyer shall have completed its contemplated issuance and sale of senior notes pursuant to a private placement or registered offering in an amount sufficient to meet the obligation of Buyer set forth in Section 3.02(b)(i).

                           ARTICLE 8

      CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     The obligations of Seller to sell, transfer, convey, and deliver the Assets are subject to the satisfaction on or prior to the Closing Date, unless waived, of the conditions specified in this Article 8. If Seller actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Seller is not obligated to close, and if Seller nevertheless elects to close the transactions contemplated hereby, then Seller shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Buyer based on such unsatisfied conditions.

     The conditions precedent to Seller's obligation to close are as follows:

     8.01 Deliveries.

          Buyer and Guarantor shall have made the payments and delivered to Seller all of the documents and instruments required pursuant to Sections 3.02(b) and (c) and the Related Agreements.

     8.02 Representations and Warranties True; Covenants and Agreements
     Performed.

          The representations and warranties of Buyer and Guarantor shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date, and Buyer and Guarantor shall have performed and complied in all material respects with all covenants and agreements by Buyer and Guarantor hereunder required to be performed or complied with on or prior to the Effective Time.

                           ARTICLE 9

       JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

     The obligations of Buyer and Seller to close shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     9.01 Governmental Consents.

          The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any extension thereof shall have expired without a challenge to the transaction, or early termination of such waiting period shall have been granted. The approvals of Butler County, Kansas in connection with the Hydrotreater Sublease and the Cogeneration Sub-Sublease shall have been received.

     9.02 Litigation.

          No order of any court or order or action of any government agency purporting to restrain or prohibit the transactions contemplated hereby shall be threatened or in effect, and no action, suit, claim, arbitration, or proceeding shall be pending by any government agency or other governmental authority, and no new Applicable Law or regulation shall have been enacted or taken effect which seeks to restrain or prohibit the transactions contemplated hereby, or which has or reasonably could have a Material Adverse Effect upon the right of Buyer to own, conduct or operate the Assets or the Operations, or which seeks to subject Buyer or Seller to any penalty or material liability in connection with this Agreement or the transactions contemplated hereby.

     9.03 Related Agreements Finalized.

          The Related Agreements shall have been executed and delivered by the parties thereto.

                           ARTICLE 10

               COVENANTS AND AGREEMENTS OF SELLER

     Seller covenants and agrees as follows:

     10.01     Conduct of Business.

          Prior to the Closing, unless the prior written consent of Buyer to a contrary action is obtained (which consent shall not be unreasonably delayed or withheld), and except as expressly permitted under this Agreement:

               (a) Seller shall operate the Operations in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted and under the authorities granted to the Refinery manager dated June 16, 1998 as supplemented on October 13, 1998.

               (b)  Seller shall use commercially reasonable efforts to

                 (i)     preserve the Operations; and

                 (ii) maintain the Assets in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business.

          (c) Seller shall promptly notify Buyer of any emergency relating to the Operations.
                                    - 57 -

     10.02     Access; Records.

      (a) Access. Seller has permitted Buyer's consultants to make a preliminary engineering inspection and investigation of the Assets. Seller will continue to afford Buyer and its agents, consultants, and other authorized representatives full access to the Assets, to Seller's records relating to the Assets or the operation thereof, and to Seller's personnel, and Seller will cause its officers and other agents to furnish or make available to Buyer such operating data and other information with respect to the Assets and the Operations as Buyer may from time to time reasonably request; provided, however, that any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives (a) shall be conducted in such manner as not to interfere unreasonably with the Operations or the Assets; or
(b) shall not entitle Buyer to drill or penetrate the surface of the ground to investigate the condition of soil contamination or ground water contamination; Buyer being limited to the review of Seller's records with regard to these matters. Buyer bears the risk of injury to any of its employees or representatives conducting an inspection or investigation of the Assets and Operations and shall indemnify Seller for all Damages resulting from Buyer's inspection or investigation other than Damages caused by or resulting from the gross negligence or willful misconduct of Seller, Seller's Affiliates, employees or agents.

      (b) Delivery of Documents. Seller shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) on the Closing Date originals where available or copies of all Leases and Easements (unless the original is on file with the State of Kansas or County of Butler, Kansas) and of all Contracts assigned to Buyer at the Closing. Seller also shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) originals or copies of all Refinery Records.

     10.03     Consents to Assignment.

          Seller and Buyer agree to use reasonable business efforts to obtain prior to Closing all consents to assignment of the Contracts, the Leases and Easements and the Permits that are required to be obtained under this Agreement, even though failure to obtain certain of the consents is not a condition precedent to the Closing; provided, that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

     10.04     Intellectual Property.

          With respect to any Intellectual Property which exists and is owned by Seller and which Seller has a right to license or sublicense and which is being Used in the Operations as of the Effective Time or which is needed to be Used in the operations of the Refinery after the Effective Time (in substantially the same manner as used in the Operations) pursuant to Article 16, Seller shall grant Buyer a non-exclusive, royalty-free, irrevocable, non-assignable, non-transferable, and non-sublicensable license for Use of any such Intellectual Property but only limited to the operation of the Refinery. With respect to any Licensed Technology Rights licensed to Seller by third parties which is being Used in the Operations of the Refinery as of the Effective Time, and which is set forth in Article 16, Seller shall make a good faith attempt to secure the transfer of such Licensed Technology Rights to Buyer, at no transfer cost to Buyer except administrative cost of said attempt.

     10.05     Inventories.

          Prior to the Closing, Seller will maintain product and feedstock inventories at reasonable levels sufficient to conduct the Operations in the ordinary course of business.

     10.06     Taxes.

          Seller will file all tax returns and reports relating to the Operations and Assets which are required to be filed with respect to all periods ending on or prior to the Effective Time. Subject to the provisions of Section 3.03, Seller will pay when due all taxes relating to the Operations and Assets, which accrue on or prior to or related to the period prior to the Effective Time.

                         ARTICLE 11

               COVENANTS AND AGREEMENTS OF BUYER

     Buyer covenants and agrees as follows:

     11.01     Access; Records.

          From and after the Effective Time, Buyer will afford to Seller and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records which were transferred to Buyer and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller at Seller's expense as witnesses or deponents as Seller may request for: (a) financial reporting; (b) tax or similar purposes; or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies provided such access shall not unduly interfere with the duties and responsibilities of such personnel to Buyer. Buyer will keep and maintain the records to which Seller or its representatives may request access pursuant to this Section 11.01, such records to be maintained (i) for a period of six (6) years from the Effective Time; (ii) such longer period as may be required by law; or (iii) such period as may be requested by Seller provided that Buyer may at its option elect to at the end of the six (6) year period deliver such records to Seller.

     11.02     Performance of Assumed Obligations.

          Buyer will cause all of the liabilities and obligations assumed by Buyer in writing to be paid or performed or otherwise fully satisfied in a timely manner.

     11.03     Qualifications, Approvals, Licenses and Permits.

          Buyer shall proceed diligently and in good faith and shall use reasonable business efforts at Buyer's expense to obtain all necessary United States and State of Kansas Permits.

     11.04     No Trademarks.

          No license to any Trademarks is granted by this Agreement or by the transfer of the Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer's operation of the Assets. Buyer acknowledges and agrees with Seller that Seller and its Affiliates have the absolute and exclusive right to the Trademarks, and all rights to which, and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates. Within sixty (60) days after the Effective Time, Buyer shall cease using any Trademark and shall remove all Trademarks and refrain from further use of all Trademarks. In the event that Buyer breaches this Section 11.04, Seller shall be entitled to specific performance of this Section 11.04 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

     11.05     Right of First Refusal.

          Should Buyer in future propose or elect to sell the Assets (whether offered as a package of assets, or offered as separate assets either simultaneously or sequentially), Seller shall have a right of first refusal as to any bona fide offer for the purchase of such Assets, except that, Seller shall not have a right of first refusal, if Buyer forms a joint venture and contributes, sells or otherwise transfers such Assets to the joint venture; and
(i) Buyer retains more than fifty percent (50%) of the outstanding voting securities or other voting rights in the joint venture; or (ii) Buyer retains more than twenty-five percent (25%) of the outstanding voting securities or other voting rights in the joint venture and Buyer is designated as the operator, general partner or managing member (as the case may be) of the joint venture, as follows:

          (a) prior to the disposition of the Assets, Buyer shall give written notice to Seller (hereinafter sometimes referred to as "Notice of Disposition") which notice shall set forth;

                    (i) a general description of the Assets which Buyer desires to sell;

                    (ii) the bona fide cash price or consideration, if any, to be received by the Buyer in connection with such sale; and

                    (iii) a copy of the offer and the purchase and sale agreement, if any, which include the terms upon which such sale is to be made and the name of the Person or Persons to whom such sale is to be made.

          In said notice Buyer shall irrevocably offer to sell and transfer all of such Assets to Seller.

          (b) Upon receipt by Seller of any such Notice of Disposition the right to purchase the Assets covered by the Notice of Disposition shall be exercisable for a period of sixty (60) days commencing on the date the Notice of Disposition was received by Seller. Each sale and purchase in accordance with the purchase rights so exercised shall be thereafter completed without avoidable delay on such date as the purchasing party shall specify but in no event later than the sixtieth (60th) day following exercise of the right to purchase.

          (c) The "Option Price" as such term is used in this Section 11.05 shall be the bona fide cash price payable upon the terms, at the times and in the manner, if any, specified in the Notice of Disposition, provided if no cash purchase price is specified, the Option Price shall be a price mutually agreed upon by Seller and Buyer, or, if agreement as to an Option Price is not made within thirty (30) days after the event giving rise to the right of purchase occurs, at the Fair Market Value (as defined below) of the Assets determined pursuant to the procedures set forth in subsection (d) below.

          (d) "Fair Market Value" for purposes of this Section 11.05 shall be determined by an independent appraisal conducted by a mutually agreed upon professional firm.

          (e)  The rights of Seller to purchase Assets as provided in this
Section 11.05 may not be assigned by Seller, in whole or in part to any other Person except to an Affiliate of Seller.

     11.06     Third Party Property.

          Buyer shall grant or continue to grant such rights-of-way, easements or other rights of ingress or egress necessary to allow:

          (a) Any third party which holds any Third Party Property on the Refinery Land to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property remains on the Refinery Land; and

          (b)  Seller or its Affiliates which hold any assets described on
Schedule 1.01B to have access to such assets for the purposes of operating, repairing, maintaining or otherwise utilizing such assets.

          (c) Furthermore, in the event that all or any portion of the Refinery Land or any interest therein is hereinafter transferred to any Person, Buyer shall as a condition precedent to such transfer, cause such Person to grant Seller (for its benefit and the benefit of its Affiliates, successors and assigns) an easement relating to the cogeneration facility as set out in the Special Warranty Deed.

     11.07     No Liens or Encumbrances.

          Until the expiration of eight years from the Effective Time, Buyer shall (i) not create, assume or suffer to exist any Lien on the Assets other than (a) artisans' or mechanics' Liens arising in the ordinary course of business, (b) Liens securing indebtedness incurred pursuant to the definition of Permitted Debts, (c) Permitted Encumbrances, or (d) Permitted Liens; (ii) not contract for, create, incur or assume any debt, other than Permitted Debts; or
(iii) not enter into any agreement containing any provision which would be violated or breached by the performance of Buyer's obligations under the Agreement and the Cogeneration Sub-Sublease, or which would prohibit or materially impair the ability of Buyer to perform its obligations under the Agreement and the Cogeneration Sub-Sublease.

     11.08     Insurance and Financial Compliance Requirements.

          (a) Guarantor will maintain and cause Buyer to maintain, at its sole cost and at all times, insurance with responsible and reputable insurance companies satisfactory to Seller in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Guarantor or Buyer operates; provided, however, that such insurance shall include at least the following types and limits (the "Insurance"):

                    (i) General and Excess Liability Insurance with limits of not less than Three Hundred Million Dollars ($300,000,000);

                    (ii) Aviation Product Liability Insurance with limits of not less than One Hundred Million Dollars ($100,000,000);

                    (iii) All Risk Property and Business Interruption Insurance, to include Boiler and Machinery, on a replacement cost basis with limits of not less than Five Hundred Million Dollars ($500,000,000).

          (b) The Insurance required in this Section 11.08 shall schedule Seller and each certificate evidencing the Insurance issued to Buyer shall name Seller (and its Affiliates) as an additional insured without regard to the allocation of liability provisions contained in this Agreement, to the extent of
(i) any claim, loss or liability within the scope of the required Insurance;
(ii) allowable by law; and (iii) as it relates to or arises out of continued operation of the Refinery. Buyer shall provide to Seller: (i) proof of all insurance required in this Section 11.08 at the inception of this Agreement, with copies of the insurance policy to be provided to Seller as soon as available; and (ii) copies of each renewal thereof during the term of the Agreement.

                           ARTICLE 12

                 COVENANTS OF BUYER AND SELLER

     Buyer and Seller each covenant as follows:

     12.01     Antitrust Compliance.

          Notwithstanding any other provision of this Agreement, either Party at any time may terminate this Agreement upon notice to the other, without liability to the other Party, if the Federal Trade Commission, State of Kansas, or the Department of Justice advises Seller of its disapproval of the transactions contemplated by this Agreement. Buyer shall cooperate with Seller and shall promptly take all such reasonable action as may be required to complete and submit any filing or supplemental information required by the Hart-Scott-Rodino Antitrust Improvements Act.

     12.02     Purchase Price Allocations.

          Schedule 12.02 is an allocation of the Purchase Price among the Parties pursuant to the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as specified in Schedule 12.02. Buyer and Seller shall duly prepare and timely file such reports and information returns as may be required under Section 1060 of the Internal Revenue Code of 1986, as amended, to report the allocation of the Purchase Price among the Assets as specified in such
Schedule 12.02.

     12.03     Tax Election.

          Either Party may elect to structure the conveyance, transfer and/or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (a "1031 exchange"), provided that such Party gives notice of such election to the other Party at least fifteen (15) days prior to the Effective Time, and provided that Buyer shall not be required to take title to any other property or incur any out-of-pocket expense in so doing. If such an exchange is elected by such Party (the "Electing Party"), the Parties will execute all necessary 1031 exchange documents, which shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify the other Party and its Affiliates, employees and agents against any and all Damages which may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 exchange.

     12.04     Collection of Amounts Owed to a Party.

          It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to and including the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to:

      (a) rentals, fees or other revenues relating to the operations of the Refinery and attributable to the ownership period of the other Party; and

      (b) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

     12.05     Payment of Transfer Taxes; Recording Fees.

      Buyer and Seller shall each pay one-half of (or if paid or required to be paid by Seller, reimburse Seller for one-half of) all Taxes which are assessed or imposed on the transfer of the Assets from Seller to Buyer. By way of example, but not exclusion, Buyer and Seller shall each pay one-half of all real estate transfer taxes, or other excise taxes on real estate sales, all sales taxes, business occupation taxes, applicable motor fuel taxes and applicable environmental taxes and fees on all petroleum products transferred, as well as any other Taxes assessed or imposed on the transfer or sale of the assets, personal property or inventory included herein, and all costs to record any deeds. Each Party shall cooperate with the other to take advantage of all applicable tax exemptions and provide applicable tax exemption certificates. Buyer and Seller shall each pay one-half of any title insurance premium due for any title insurance policies obtained by Buyer or Seller and one half of the costs of any required surveys.

     12.06 Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation.

          (a) Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Buyer shall pay, and be entitled to collect, any rents due subsequent to the Effective Time under leases which are assumed Leases, and Seller shall either pay, or be entitled to receive from Buyer, as the case may be, within thirty (30) days after invoice or notice, any amounts attributable to any period prior to and including the Effective Time.

          (b) Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem taxes, real property taxes, personal property taxes and similar obligations, which reports and returns are due on or after the Effective Time and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports or returns even if same are for periods prior to the Effective Time and Seller shall reimburse Buyer within thirty (30) days after invoice for any such taxes and similar obligations which are attributable to any period prior to the Effective Time.

          (c) Seller and Buyer agree to cooperate with the other in the event one of them is involved in a tax controversy concerning the Assets and the other has either records or personnel which may be of assistance to the Party engaged in the controversy. Seller and Buyer further agree that if, in such Party's view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party.

          (d) Buyer shall pay the transfer tax or registration fee for all vehicles transferred to Buyer as part of the Assets.

          (e) If a Party hereto makes or has made any payment to a third party pursuant to any assigned contract, lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time which includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner which reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to and including the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.

     12.07  Contracts, Leases and Easements or Permits Not Assigned at Closing.

          Except as set forth on Schedule 5.05, to the extent that any Contracts, Leases and Easements or Permits that would otherwise be assigned under this Agreement, as contemplated by Section 3.02(a)(ii), are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Contract, Lease or Easement or Permit. For a period of ninety (90) days after Closing, Seller shall continue to use its reasonable efforts to obtain a consent to an assignment from Seller to Buyer of each Contract, each of the Leases and Easements and Permits that, but for the first sentence of this Section 12.07, would be assigned; provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

     12.08     Casualty Repair.

          Seller agrees that if any Assets are destroyed or damaged, in whole or in part, by fire or other casualty prior to or on the Effective Time, Seller shall repair or replace such Assets with reasonable promptness, Seller and Buyer may agree that Seller may assign to Buyer all proceeds of any insurance net of expenses covering such Assets and shall thereafter be relieved of any obligation to repair or replace such Assets. If the insurance proceeds net of expenses do not equal the allocated value of the damaged Asset as specified on Schedule 12.02, Seller may elect to pay to Buyer an amount equal to the value of such Asset less the insurance proceeds or terminate this Agreement. Any insurance proceeds exceeding the cost of repair of the damaged Asset shall be an Excluded Asset. Notwithstanding the foregoing, prior to the Effective Time, if the value of the Assets destroyed or damaged exceed Twenty-Five Million Dollars ($25,000,000), then Buyer may terminate this Agreement.

     12.09     Relationship of the Parties.

          Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties and their Affiliates under this Agreement and the Related Agreements are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties hereto acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements).
The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.

     12.10     Pursue Insurance Benefits.

          If an occurrence gives rise to an indemnification claim by a Party, the Party (as the Indemnified Party) shall diligently pursue any claims for recovery, under applicable insurance contracts or similar arrangements (but excluding self-insurance arrangements) in favor of such Indemnified Party.


                           ARTICLE 13

                   ENVIRONMENTAL LIABILITIES

     13.01     Environmental Liabilities.

               (a) Seller shall be liable for those Damages for Environmental Liability which are incurred on account of, or which are attributable to, any SH&E Condition disclosed on Schedule 13.01(a) hereto. In the case of SH&E Conditions that are covered by this Section 13.01(a), Seller, subject to the liability limits in Section 13.01(f)(v) and Schedule 13.01(a), will retain, after the Effective Time, one hundred percent (100%) of the liability for those SH&E Conditions that are identified in Schedule 13.01(a) unless (i) Seller can demonstrate that any such condition is fundamentally different, either quantitatively or qualitatively, from that which would have prevailed had the Assets not been transferred to Buyer, or (ii) the Parties agree otherwise in writing.

               (b) Seller shall be liable for those Damages for Environmental Liability which are incurred on account of, or which are attributable to, any SH&E Condition arising out of, resulting from, or relating to the Operations or any activities involving the Assets on or prior to the Effective Time which is known or unknown at the Effective Time but is not determined to be in noncompliance under SH&E Laws or related Legal Requirements until after the Effective Time or subject to remedy or corrective action under SH&E Laws or related Legal Requirements until after the Effective Time. In the case of SH&E Conditions covered by this Section 13.01(b), Seller, subject to the liability limits in Sections 13.01(f)(iii) and (f)(iv), and net of any insurance recovery (but excluding self-insurance arrangements), will retain, after the Effective Time, one hundred percent (100%) of the liability; provided that Buyer can demonstrate that any such condition arises solely out of, results solely from, or relates solely to the Operations or any activities involving the Assets prior to the Effective Time. To the extent that the Kansas Department of Health and Environment Order No. 87-E-26, dated August 31, 1988, and subsequent amendments, address MTBE without triggering the need for system modifications or increased cost, MTBE shall be subject to Section 13.01(a). Groundwater remediation system modifications and increased groundwater remediation cost which are required solely for the purpose of addressing MTBE contamination shall be covered under this Section 13.01(b), provided that Buyer does not introduce MTBE to the site or any contamination is not the result of migration from third parties after the Effective Time.

               (c) Seller and Buyer agree to share the cost of upgrades to the waste water treatment plant, which are required by the state under paragraph
(C)(4) of the current NPDES permit (Kansas Water Pollution Control permit I-WA09-P002, effective January 1, 1999) for the Asset, that are in excess of those cost covered by the Two Million Dollars ($2,000,000) limitation set out in
Schedule 13.01(a), and subject to the liability limits in Section 13.01(f)(iii) as follows:

     For cost less than One Million Dollars ($1,000,000), Seller and Buyer shall split the cost on a 75:25 basis with Seller paying seventy-five percent (75%) and Buyer paying twenty-five percent (25%) of the cost; for cost between One Million Dollars ($1,000,000) but less than Two Million Dollars ($2,000,000), Seller and Buyer shall split the cost on a 50:50 basis; for cost between Two Million Dollars ($2,000,000) but less than Three Million Dollars ($3,000,000), Seller and Buyer shall split the cost on a 25:75 basis with Seller paying twenty-five percent (25%) and Buyer paying seventy-five percent (75%); and for cost Three Million Dollars ($3,000,000) and above Buyer shall pay one hundred percent (100%).

              (d) For those Damages for Environmental Liability which are not covered by Sections 13.01(a), 13.01(b), 13.01(c) and 13.01(e), the Parties, subject to the liability limits in Section 13.01 (f)(iii) and (f)(iv), and net of any insurance recovery (but excluding self insurance arrangements), shall share such Damages, equally, unless the Parties agree otherwise. This Section includes, but is not limited to, Damages for Environmental Liability (i) where pre-Closing or post- Closing origin is indeterminate and (ii) High Production Volume chemical testing program, a voluntary program under the guidance of the US EPA, testing costs, where such testing costs shall not exceed Two Hundred Seventy-Five Thousand Dollars ($275,000) in the aggregate over a five (5) year period. This Section does not include Damages for Environmental Liabilities which are known to be attributable to Buyer because they arise solely out of, result solely from, or relate solely to the operations or any activities involving the Assets after the Effective Time.

          (e) Buyer shall be liable for those Damages for Environmental Liability which are not imposed upon Seller under Sections 13.01(a), 13.01(b), 13.01(c) or 13.01(d) and to the extent Seller's liability is limited or extinguished by Section 13.01(f).

          (f) Any Seller liability and responsibility for Damages for Environmental Liability incurred pursuant to this Section 13.01 shall arise if, and only to the extent, that:

                         (i) Damages are incurred pursuant to SH&E Laws or related Legal Requirements in existence as of the Effective Time and, where such Damages arise out of regulatory noncompliance or necessary environmental remediation or response actions, encompass only work reasonably necessary, as of the discovery of any SH&E Condition, to meet the minimum requirements of SH&E Laws and related Legal Requirements in existence at the Effective Time;

                         (ii) Buyer has given Seller written notice identifying the SH&E Condition, or of any major site assessment or major investigation that could lead to the discovery of an SH&E Condition, so that Seller may participate, at its own expense, in any discussions or negotiations with any applicable governmental authority concerning the design and implementation of any remediation plan or project where Seller has, or is reasonably likely to have, any liability or responsibility, and Buyer has not proposed, discussed or agreed to any such plan or project without Seller's prior written consent, which shall not be unreasonably withheld;

                         (iii) For purposes of Sections 13.01(b) and (d), Seller's obligations under this Section 13.01 relate to Environmental Liabilities identified and for which written notice of liability is given by Buyer to Seller within four (4) years after the Effective Time, regardless of when such amounts must be paid. With regard to Seller's obligations under this Section 13.01 that relate to fines and penalties, Buyer shall have an additional year to provide written notice to Seller;

                         (iv) Seller's total aggregate liability under Sections 13.01(b) and 13.01(d), for Environmental Liability collectively shall not exceed Five Million Dollars ($5,000,000) and all amounts for which Seller is obligated under Section 13.01 are net of any insurance recovery (but excluding self-insurance arrangements) by Buyer; and

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

                         (v) Notwithstanding anything to the contrary, (A) on the tenth (10th) anniversary of the Effective Time, Seller may at its discretion pay to Buyer a lump sum payment representing the present value (calculated using a discount rate of seventeen percent (17%) real) as of the date for all identified, reasonably estimated and unpaid projected Damages for Environmental Liability with respect to environmental projects which are ongoing on that date and which are subject to Section 13.01 of this Agreement; and/or (B) prior to the tenth (10th) anniversary of the Effective Time, and with the consent of Buyer, Seller may at its discretion pay to Buyer a lump sum payment representing the present value (calculated using a discount rate of seventeen percent (17%) real) as of such date for some or all identified, reasonably estimated and unpaid projected Damages for Environmental Liability which are subject to Section 13.01 of the Agreement. Upon such lump sum payment pursuant to this Section 13.01(f)(v)(B) Seller shall have no further obligations to Buyer for Damages for Environmental Liability under Section 13.01 for any Environmental Liabilities addressed by such payment.

     13.02     Environmental Investigations.

          For a period of four (4) years after the Effective Time, Buyer shall not conduct any site assessment or investigation that could lead to the discovery of an SH&E Condition and which would involve drilling or penetration of the surface of the ground, unless (i) such site assessment or investigation is performed in the ordinary course of business such as for geophysical studies for equipment foundations, or (ii) ordered to conduct such an assessment or investigation by any federal, state, or local governmental authority having jurisdiction thereof.

     13.03     Waste Sites.

          Buyer and Seller hereby agree to each bear the risk of liability for environmental cleanup or costs and natural resource damages for all open and closed off-site waste sites operated by third parties on the following basis: if both Parties have liability or potential liability at the site, and if liability at the site is apportioned by (i) an administrative settlement or administrative order with a governmental agency, or (ii) a Judgment, and both Buyer and Seller are formal parties to the actions specified in clause (i) or (ii) of this sentence, then the risk between them shall be allocated as provided for in such action. If both Parties have liability or potential liability at the site and either Party is not a formal party to an action specified in clauses (i) or (ii) of the preceding sentence, and the Party named in such action is being held responsible or potentially responsible for the other Party's liability, then the Parties will divide the risk on a proportionate basis according to the respective volume of Hazardous Substances deposited in such waste sites by Buyer on or after the Effective Time, which shall be at Buyer's risk, or by Seller
prior to the Effective Time, which shall be Seller's risk.   Notwithstanding
anything to the contrary in the Agreement (i) this Section 13.03 is an independent risk allocation method not governed by, or subject to, Section 13.01, and (ii) this Section 13.03 shall continue in effect into perpetuity; provided further that, in any case where only one of the Parties has contributed waste at a site covered by this Section 13.03, such Party will remain solely responsible for such contribution.

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

     13.04     Environmental Coordination Committee.

          Within thirty (30) days of the Effective Time, each Party will designate two representatives, one legal and one technical, to consult on coordination of their respective obligations under Article 13. (The Parties may change the identity of these representatives as necessary or desirable.) The four representatives will collectively be referred to as the Frontier/Equilon Environmental Coordination Committee (the "Committee"). The sole purpose of the Committee will be to facilitate communication and coordination on environmental matters between the Parties, and it will have no formal schedule, duties, or powers other than as the duly authorized representatives of the Parties may from time to time agree. If the Parties agree in writing, the Committee may, among other things, discuss project management, cost reimbursement, and liability allocation issues. Neither the establishment of the Committee, nor any of its activities, shall be construed to make either Party responsible in any way for the acts or omissions of the other Party.

     13.05     Environmental Cooperation.

          Buyer and Seller covenant with each other that they shall cooperate fully with each other and act in good faith in implementing this Article 13. Buyer and Seller agree that the performance required by the covenant set forth in the preceding sentence shall include, but not be limited to: (a) providing to the other timely notice of all potential Environmental Liabilities that they believe are covered under this Article 13 about which they become aware; (b) sharing with the other in a timely manner all material non-privileged correspondence received from any third party that is relevant to such potential Environmental Liabilities; (c) affording the other timely access to and an opportunity to comment on (both draft and final versions) any material non-privileged correspondence to third parties, non-privileged study protocols and results, drawings, charts, data, field notes and remediation workplans or reports, or other non-privileged documentation relating to such Environmental Liabilities; (d) providing the other with timely notice of and an opportunity to attend and participate in any meetings or hearings with governmental bodies or courts relating to any Environmental Liabilities that they believe are covered under this Article 13, subject to the permission or consent of such governmental bodies or courts, if required; (e) preparing all material strategies and plans in consultation with each other; (f) consulting with each other to ensure that any work under this Article 13 is performed in a workmanlike and cost-effective manner; (g) negotiating access agreements and scheduling all work to be performed so as to minimize any unreasonable cost and inconvenience to each other; and (h) performing all work under this Article 13 in accordance with all applicable SH&E Laws or related Legal Requirements.

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

     13.06     Remediation by Buyer.

          Buyer shall supervise and perform any remediation on any property of Buyer or on any property contiguous to a property of Buyer, except such remediation as Seller may elect to perform in accordance with Section 13.07.

     13.07     Remediation by Seller.

               (a) Seller's Election. Seller, at Seller's sole choice, may, by timely notice to Buyer with respect to any Environmental Liabilities under
Section 13.01(a), supervise and perform any remediation on any property of Buyer or any property contiguous to a property of Buyer, subject to Buyer's oversight and approval and mutually acceptable access agreements.

               (b) Performance of Remediation. Seller, with the approval of Buyer (which shall not be unreasonably withheld), may have access to and use of the storage facilities, loading facilities, docks, rail sidings, and other plant equipment or facilities, and waste water treatment plants and similar waste treatment and disposal systems on the Asset in conjunction with any work performed pursuant to Schedule 13.01(a) for purposes such as the disposal of well development water and treated ground water, provided that (i) Seller's use of such facilities and systems shall not interfere with or disrupt Buyer's operations or Buyer's use of such facilities and systems (including by reducing the capacity needed for Buyer's use), (ii) Seller's use of such facilities and systems shall not violate any SH&E Laws or related Legal Requirements, (iii) Seller shall be responsible for, and Buyer shall fully cooperate in, obtaining all approvals required by any governmental bodies for such use and (iv) Seller shall promptly perform any remediation or repair any malfunction or impairment of performance of such facilities and systems to the extent resulting from Seller's use of such facilities and systems.

     13.08     Payments and Reimbursements.

          Seller shall make payment to Buyer for work or other matters for which Seller is liable under Section 13.01 according to one or more of the following methods, at Seller's election: (i) direct payment to third parties; (ii) reimbursement of Buyer; (iii) a combination of (i) and (ii).

     13.09     Environmental Insurance

               (a) The initial premiums for environmental insurance and subsequent deductabilities shall be shared equally between the Parties. The portion of the environmental deductible paid by Seller shall be included in and credited towards the total aggregate liability amount set forth in Section 13.01(f)(iv).

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

               (b) If an occurrence gives rise to a liability for Damages for Environmental Liability claim by a Party, the Party shall first pursue and recover any claims under applicable environmental insurance contracts or similar arrangements (but excluding self-insurance arrangements) in favor of such Party.

               (c) The Parties acknowledge that the Buyer shall use best efforts to obtain environmental insurance that will include Twenty-Five Million Dollars ($25,000,000) average for a ten (10) year term with a Five Hundred Thousand ($500,000) deductible.

     13.10    Insurance Recoveries.

          When used in Article 13, the term "net of any insurance recovery" means (i) after subtraction of any amounts paid to a claimant Party by an environmental insurance carrier (excluding any deductibles paid by the Parties and any self-insurance arrangements), or (ii) $0.00, if any environmental coverage claim by the Parties is denied by the insurance carrier, or (iii) $0.00, if the insurance carrier has not settled a claim within twelve (12) months of its submission; provided that, with respect to clauses (i) or (ii) of this sentence, any amounts subsequently recovered, either through litigation or settlement with the insurance carrier, will be promptly reimbursed to the liable Party entitled to such reimbursement such that the claimant Party does not receive a "double recovery."


                           ARTICLE 14

                   INDEMNIFICATION; SURVIVAL

     14.01     Indemnification.

     A. INDEMNIFICATION BY SELLER. SELLER AGREES TO PAY AND TO INDEMNIFY FULLY, HOLD HARMLESS AND DEFEND BUYER AND ITS RESPECTIVE AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, SERVANTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS BASED UPON ALLEGATIONS OF AND/OR DAMAGES (WHETHER BASED ON NEGLIGENT ACTS OR OMISSIONS, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ARISING OUT OF THE FOLLOWING:

               (i) TO THE EXTENT NOT KNOWN TO BUYER OR TO THE EXTENT NOT DISCLOSED IN THE DATA ROOM MATERIAL, ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND MADE AT OR AS OF THE EFFECTIVE TIME, OR OF ANY COVENANT OF AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT.

               (ii) ENVIRONMENTAL LIABILITY RETAINED BY SELLER, PURSUANT TO THE TERMS OF ARTICLE 13.

               (iii) LIABILITIES ASSUMED BY SELLER IN SECTION 2.04(b) AND SECTIONS 4.05(a) AND (c).

      B. INDEMNIFICATION BY BUYER. BUYER AGREES TO PAY AND TO INDEMNIFY FULLY, HOLD HARMLESS AND DEFEND SELLER AND ITS RESPECTIVE OWNERS, AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, SERVANTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS BASED UPON ALLEGATIONS OF AND/OR DAMAGES (WHETHER BASED ON NEGLIGENT ACTS OR OMISSIONS, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ARISING OUT OF THE FOLLOWING:

               (i) ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND MADE ON OR AS OF THE EFFECTIVE TIME, OR OF ANY COVENANT OR AGREEMENT OF BUYER CONTAINED IN THIS AGREEMENT.

               (ii) ANY LIABILITY WHATSOEVER (WHETHER KNOWN, UNKNOWN, ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE) INCURRED AS THE RESULT OF THE OWNERSHIP OR OPERATION OF THE ASSETS BY BUYER AND ITS SUBSIDIARIES AFTER THE EFFECTIVE TIME, EXCEPT AS SET FORTH IN ARTICLE 13.

               (iii)     ENVIRONMENTAL LIABILITY ASSUMED BY BUYER PURSUANT TO
     ARTICLE 13.

               (iv) EXCLUSIVE OF LIABILITY COVERED UNDER ARTICLE 13, ANY BUYER ASSUMED LIABILITY, AND ANY LIABILITY WHICH RESULTS FROM ANY VIOLATION OF ANY LEGAL REQUIREMENT WHICH OCCURS AFTER THE EFFECTIVE TIME.

               (v) ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE "BLUE SKY" OR SECURITIES OR OTHER LAW OR REGULATION, AT COMMON LAW OR OTHERWISE, OR ARISING OUT OF OR BASED UPON THE OFFERING AND SALE OF THE SENIOR NOTES, INCLUDING ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO OR CONTAINED IN ANY PRELIMINARY PROSPECTUS, REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, OR ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE A MATERIAL FACT REQUIRED TO BE STATED OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING, UNLESS SUCH INFORMATION WHICH WAS PROVIDED IN WRITING BY SELLER WAS UNTRUE, INACCURATE OR AN EXPRESS DISCLAIMER OF ACCURACY AS SPECIFIED ON MATERIALS PROVIDED TO BUYER IN CONNECTION WITH PRESENTATIONS TO INVESTMENT BANKERS AND RATING AGENCIES.

     C. No Party to this Agreement shall bring any action, suit or proceeding (whether under any federal, state or local statute or law) against any other Party, or seek to join any other Party to any pending action, suit or proceeding which arises out of, relates to or is connected with any matter indemnified under this Section 14.01, except to enforce the provisions of this Section 14.01.

     D. IN ACKNOWLEDGMENT OF THE EXPRESS NEGLIGENCE DOCTRINE, THE PARTIES AGREE AND CONFIRM THAT THE INDEMNIFICATIONS SET FORTH IN SECTIONS 14.01(A) AND 14.01(B) SHALL APPLY ACCORDING TO THEIR TERMS WHETHER OR NOT THE NEGLIGENCE OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN.

     14.02     Notification and Third Party Claims.

          Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises ("Claim Notice") provided that the failure of the Indemnified Party to provide such 30-day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. The obligations and liabilities of an Indemnifying Party under this Article 14 with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article 14 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

      (a) Within fifteen (15) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if, in the Indemnified Party's and the Indemnifying Party's reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Third Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

      (b) If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

      (c) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided, that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. If the Indemnified Party undertakes the defense of a Third Party Claim hereunder for any reason other than that provided in Section 14.02(b) hereof, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

      (d) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

      (e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

     14.03     LIMITATION ON INDEMNIFICATION.

     WITH RESPECT OF ANY CLAIM BY A PARTY FOR INDEMNITY UNDER THIS ARTICLE 14 WHICH DOES NOT INVOLVE A THIRD PARTY CLAIM, NO PARTY TO THIS AGREEMENT SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE 15 MAY NOT AWARD, ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. NOTHING IN THIS SECTION
14.03 SHALL LIMIT IN ANY WAY A PARTY'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO A THIRD PARTY CLAIM.

     14.04     Survival.

          The indemnification obligations specified in Sections 14.01 and 14.02 shall continue and be in effect for a period of three (3) years after the date hereof except:

            (a) As to any claim of which written notice was given to the Indemnifying Party before the end of such time period; or

            (b) The obligations with respect to Sections 5.11 and 10.06 shall continue and be in effect until thirty (30) days after the expiration of the applicable statute of limitations with respect to such Taxes; or

            (c) The obligations with respect to Section 5.15 shall continue and be in effect for a period of ten (10) years after the Effective Time; or

            (d)     As otherwise provided in Article 13; or

            (e) The obligations with respect to Article 16 shall continue and be in effect for a period of five (5) years after the Effective Time.

     14.05     Coordination of Indemnification Rights.

          (a) Except for any action seeking specific performance and/or injunctive relief for the breach of any covenant contained in this Agreement, or for common law fraud or deceit, the indemnification provided any Person pursuant to this Article 14 shall be such Person's sole remedy for any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document (to the extent such certificates or documents relate to matters covered by the representations, warranties or covenants contained herein) required to be delivered in connection herewith, or in connection with the consummation of the transactions provided for hereby.

          (b) A Claim Notice in connection with any Section of this Article 14 shall be deemed to be a Claim Notice in connection with all Sections of this
Article 14, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

          (c)  Notwithstanding any provisions to the contrary contained in this
Article 14, the right of any Person to be indemnified, defended or held harmless in connection with any claim pursuant to any Section of this Article 14 shall be reduced to the extent that such Person is or has been indemnified, defended and/or held harmless, pursuant to any other provisions of this Agreement or any of the Related Agreements.

          (d) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then

     (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and

     (ii) such Indemnified Party shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

          (e) The Indemnifying Party, in its sole discretion and upon notice to the Indemnified Party, may elect to set off any amount payable to the Indemnified Party under this Agreement by the Indemnifying Party against any amount for which the Indemnifying Party is entitled to indemnification under this Article 14, provided that the Indemnified Party shall be indemnified in the manner provided in this Article 14 for any indemnifiable amount not covered by such set off.

          (f) In the event of any conflict between this Article 14 and any other provisions of this Agreement, this Article 14 shall prevail.

     14.06     Right to Cure.

          Any Party that is obligated to indemnify, defend and/or hold harmless any Person pursuant to any provision of this Article 14 shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.


                           ARTICLE 15

                          ARBITRATION

     15.01     Dispute Resolution.

          Any controversy or claim ("Claim"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, shall be settled by mediation and consultations between the Parties initiated upon the Notice of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30) days following the Notice, then any such Claim shall be settled by binding arbitration in accordance with this provision and the then current CPR Institute for Dispute Resolution Rules for Non- Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     15.02     Place.

          The arbitration shall be held in Houston, Texas.

     15.03     Arbitrators.

          There shall be three (3) independent and impartial arbitrators of whom Seller appoints one (1) and Buyer appoints one (1) and the third of which shall be appointed by the two (2) Party-appointed arbitrators in accordance with the arbitration rules. The arbitrators shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law. The arbitrators shall specify the reasons for the award in writing.

     15.04     Statute of Limitations.

          Subject to Section 14.04, any Claim by a Party shall be time-barred if the asserting Party commences arbitration with respect to such Claim later than two (2) years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any Claim of a defending Party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

     15.05     Discovery.

          The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four (4) other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon a finding of good cause.

     15.06     Costs.

          Each Party shall bear its own costs, expenses and attorneys' fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys' fees in connection with such court proceeding.

     15.07     Breach.

          The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrator shall have the power to grant temporary or permanent
injunctive or other equitable relief.   Prior to the appointment of an
arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided, that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days).

     15.08     Consent to Jurisdiction.

          The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Texas for the enforcement of any award rendered by the arbitrators.


                           ARTICLE 16

                           TECHNOLOGY

16.01     Grants.

      Seller shall grant and hereby does grant to Buyer for Use in the operation of the Refinery, a non-exclusive, irrevocable (except as provided in this Article 16) royalty-free, paid-up license or sublicense (both, as the case may be, without a right to sublicense or transfer except as expressly provided in this Article 16) to Intellectual Property, which exists at the Effective Time and which is in Use in the Operations or which is needed to be Used in the Operations. By executing this Agreement, effective as of the Effective Time, the Buyer is assuming all relevant duties and obligations of Seller with respect to Intellectual Property under the Technology Transfer Agreement ("TTA") attached as Schedule 16.01, including the confidentiality obligations of Article 6 therein but excluding any liability under Section 12(c) of the TTA unless such liability arises as a result of the action or lack of action on behalf of Buyer other than using the Intellectual Property in a manner substantially similar to the manner in which it was used in Seller's Operations. For avoidance of doubt, this grant is revoked in the event that Equilon repurchases the Refinery at the time of said repurchase.

     16.02     Exclusions.

     For avoidance of doubt, in the grant provisions of Section 16.01, the sublicense of Intellectual Property by Seller does not include any intellectual property outside the grant of Section 2 of the TTA and the License Agreement between Seller and Texaco Development Corporation dated August 1, 1993. The foregoing shall not be construed to limit or modify Equilon's representation or warranty in Section 16.06 of this Agreement.

     16.03     Licensed Technology Rights.

               (a) Assignable and Transferable Licensed Technology Rights. Seller agrees to transfer, as soon as reasonably possible, Licensed Technology Rights which, for purposes of definition under this Section, comprise agreements which are (i) freely transferable without the permission of the licensor or vendor, (ii) not in use by Seller or its Affiliates at the Effective Time and
(iii) not required by Seller in the future for its own benefit. These Licensed Technology Rights are listed on Schedule 16.03(a). This transfer shall be made by assignment or sublicense as the case may be for all Licensed Technology Rights on Schedule 16.03(a). Any fees required to be paid for such transfer shall be paid solely by Buyer.

               (b) Non-assignable or non-transferable Licensed Technology Rights. Buyer recognizes that the Licensed Technology Rights listed on Schedule 16.03(b) are not freely assignable without the permission of the licensor or vendor. Seller, at the written request of Buyer, agrees to contact the licensor or vendor and seek a permitted transfer of the Licensed Technology Rights or obtention of a new license for Buyer. In that event, all fees and costs necessary to transfer the Licensed Technology Rights or to acquire a new license commensurate therewith to Buyer, shall be paid solely by Buyer. Seller shall make a good faith attempt to maintain the status quo of such non-assignable non-transferable Licensed Technology Rights until Buyer can secure transfer or a new license to Buyer.

               (c) It is the intent of Buyer and Seller that all Licensed Technology Rights used in the Operations of the Refinery are included in either
Schedule 16.03(a) or Schedule 16.03(b). However, both Buyer and Seller recognize that because of the complexity of the instant transaction it is possible that some Licensed Technology Rights may not have been scheduled under either Section 16.03(a) or (b). In that event, if any Licensed Technology Rights are not included on Schedules 16.03(a) or (b) and, if the lack of such Licensed Technology Rights results in a Material Adverse Effect on the operations of the Refinery, then Buyer and Seller will cooperate to attain, at the lowest possible cost, rights for Buyer to Use the Licensed Technology Rights. Any fees necessary to obtain such Licensed Technology Rights shall be shared equally by Buyer and Seller.

     (d) In any assignment or issuance of a sublicense to Buyer of Licensed Technology Rights, Buyer agrees to assume and will be subject to all applicable obligations of the assigned license or the master license necessary to enable Buyer to Use the Licensed Technology Rights in Buyer's operation of the Refinery.

     (e)  Seller may terminate any assignment or sublicense made to Buyer under
Section 16.03 if Buyer is materially in default of any of the material obligations undertaken by Buyer in the assignment or sublicense. Seller shall give Buyer written notice at least 30 days prior to the date of termination.
The notice shall specifically identify the obligation breached, the facts constituting the default and state Seller's intent to terminate. If Buyer cures such default prior to the expiration of the 30 day period, the sublicense or assignment shall not terminate. The foregoing shall not apply to any assignment pursuant to which Seller does not retain any future liability.

     16.04     Confidentiality.

          (a) The confidentiality obligations of the Buyer with respect to Confidential Information (which for purposes of this Article 16 shall mean any technical proprietary, secret or confidential information relating to Intellectual Property disclosed by Seller, directly or indirectly to Buyer) under this Article 16 shall be as follows:

                    (i) Nothing in this Article 16 shall restrict in any way the right of Seller or Seller's Affiliates to use or disclose or permit others to use or disclose Confidential Information, which it possesses and otherwise has a free right to use and disclose.

                    (ii) With respect to Confidential Information comprising Intellectual Property, Buyer shall maintain such Confidential Information in confidence, and shall Use it solely for the operations of the Refinery.

                    (iii) With respect to Licensed Technology Rights, each Party may use and disclose Confidential Information comprising Licensed Technology Rights but only to the extent permitted under the terms of any agreement with the third party licensor of same, as the case may be.

          (b) Except where provided otherwise with respect to Confidential Information whose disclosure and Use in Section 16.04(a) is governed by an agreement with a third party pertaining to Licensed Technology Rights, Buyer's obligation of confidentiality and restricted use in Section 16.04(a) above shall not apply to any information which Buyer can show by reasonable proof:

                    (i) was available to the public prior to or becomes available to the public subsequent to the receipt of such Confidential Information by Buyer pursuant to this Article 16 and through no fault of Buyer; or

                    (ii) was in the possession of Buyer prior to the receipt of such Confidential Information by Buyer pursuant to this Article 16, and was not acquired by Buyer from a third party under and existing obligation of confidence; or

                    (iii) is subsequently received by Buyer from a third party without an obligation of confidentiality; or

                    (iv) is independently developed by an employee or employees of Buyer not having direct or indirect access to such Confidential Information of another party.

     For purposes of this Article 16, specific items of Confidential Information made available to Buyer under this Article 16 shall not be deemed to fall within any of the exceptions as set forth above merely because such items are embraced by more general information which falls within one or more exceptions, nor shall a combination of features be deemed to fall within such exceptions merely because the individual features fall with such exceptions.

          (c) Confidential Information, which is required to be disclosed, (i) by any applicable law, stock exchange rules or by any applicable judgment, order or decree of any governmental entity having jurisdiction or (ii) in connection with the preparation of tax returns, communications with governmental authorities with respect thereto or proceedings relating to taxes, may be disclosed, provided that Buyer only discloses such Confidential Information to the least extent practicable, and Buyer shall provide Seller with prompt and reasonable notice thereof so that Seller may seek a suitable protective order or other appropriate remedy and/or waive compliance with the provisions of this
Article 16. In the event that such protective order or other remedy is not obtained or Seller waives compliance with the provisions of this Article 16, and Buyer is required to disclose such Confidential Information, Buyer will furnish only that portion of the Confidential Information which Buyer is required to disclose and, to the extent practicable, Buyer will exercise its best efforts to obtain reliable assurance that confidential treatment shall be accorded and such Confidential Information so furnished.

          (d) Buyer shall have a right to disclose and Use with service providers, consultants, independent contractors and government agencies, all Confidential Information (unless prohibited by a Licensed Technology Right obligation), received from Seller but only if such recipient agrees to be bound pursuant to an obligation of confidentiality and nonuse comprising restrictions at least as stringent as provided herein.

     16.05     Term and Termination.

          The grants made in Sections 16.01 and 16.03 shall not be subject to any term unless Seller repurchases the Refinery.

     16.06     Representations and Warranties.

Seller represents and warrants to Buyer as follows:

          (a) Seller has the right to grant the licenses of Intellectual Property as set forth in this Article 16;

          (b)  to the Knowledge of Seller, except as set forth on Schedule 5.12,
(i) there are no facts that would support a claim that Seller does not have the right, immediately prior to the Effective Time, to Use the intellectual property Used in Seller's Operations, which claim may result in a Material Adverse Effect; (ii) there are no facts or claims of ownership to any Intellectual Property having a Material Adverse Effect licensed or assigned to Buyer pursuant to this Article 16; (iii) there are no facts that would support a claim that may result in losses having a Material Adverse Effect, that Seller's Use of the Intellectual Property in the Operations of the Refinery licensed pursuant to this Article 16 has not infringed or otherwise violated any intellectual property right of a third party; and (iv) there are no facts that would support a claim that may result in losses having a Material Adverse Effect, that Use by Buyer in the operations of the Refinery of the Intellectual Property licensed pursuant to this Article 16 will infringe or otherwise violate any intellectual property right of a third party.

          (c) Except as otherwise stated in this Article 16, ANY ORAL OR WRITTEN REPORT, DATA OR OTHER INFORMATION PROVIDED TO BUYER HEREUNDER, WHETHER PROVIDED UNDER LICENSE OR OTHERWISE, SHALL BE PROVIDED ON AN "AS IS" BASIS WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO THE RESULTS OR EFFECTS OBTAINED THROUGH USE OF INFORMATION, OR THAT IT IS FIT FOR ANY USE INTENDED OR CAN BE USED WITHOUT INFRINGING THE PATENT OR COPYRIGHT RIGHTS OF A PERSON. Without any limitation on the preceding, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED FROM THIS ARTICLE 16 WITH RESPECT TO ANY INFORMATION PROVIDED HEREUNDER. Except as otherwise stated in this Article 16, Use in the operations of the Refinery by Buyer of Intellectual Property or Confidential Information disclosed hereunder by Seller to Buyer shall be solely at Buyer's own risk and Seller shall not be liable for any damage resulting from inaccuracy, incorrectness, unsoundness, and/or unreliability in the said Use thereof, whether or not such liability is cause by the negligence of Seller.

     16.07     Access and Support.

          (a) Buyer shall have access, during normal business hours and ,subject to conventional safety precautions, to facilities of Seller for the purposes of the grant of license under Section 16.01 hereunder.

          (b) Buyer shall be entitled to possession of Deliverables containing Intellectual Property which are located at the Refinery without cost to Buyer. Deliverables not located at the Refinery consisting of design manuals, blueprints, operating manuals, engineering studies and object codes which were developed specifically and exclusively for Use at the Refinery shall be delivered to Buyer at Seller's expense at the written request of Buyer. Deliverables not located at the Refinery that were not developed specifically or exclusively for Use at the Refinery will be made available pursuant to Section 16.07(a) and provided to Buyer, at the written request of Buyer, at Buyer's cost.

     16.08     Export Control.

      Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this Article 16.

     16.09     Source Codes.

      Seller and Buyer recognize that source codes are not within the definition of Deliverables in this Agreement. Notwithstanding, Seller recognizes that Buyer may require access to source codes for the programs set out in Schedule
16.09. Buyer shall provide an escrow within ninety (90) days of the Effective Time, to a commercial escrow site, of the source codes for the software set out in Schedule 16.09. In the event that the Seller (i) enters into bankruptcy, either voluntarily or involuntarily; (ii) is dissolved; or (iii) no longer supports the specific source codes or fails to support the specific source code or to offer to support the specific source code in each case, on reasonable commercial terms and conditions, in regard to the above-referenced software, then Buyer shall then be permitted access to said escrowed source codes with a right to make derivative works thereof for Use in the operation of the Refinery.

     16.10     Transfer of Intellectual Property.

     In the event that Buyer transfers or pledges to any person, ownership of the Refinery, or any part thereof, the licenses granted herein under Section
16.01 may be extended to such transferee or lender, but only to the extent necessary for Use of the Intellectual Property in the operation of the Refinery. Any obligations of Buyer provided hereunder, including those accepted under the TTA, including all confidentiality obligations of Article 6 therein, shall be accepted by transferee or lender prior to any such grant from Buyer.


                           ARTICLE 17

                          RISK OF LOSS

     The risk of damage, destruction, or other loss to or of the Assets shall remain with Seller from and after the execution of this Agreement and until the Effective Time, at which time Seller shall place Buyer in possession of the Assets; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Assets (to the extent not attributable to any breaches of a representation, warranty, covenant or agreement of Seller hereunder) shall be borne solely by Buyer.

                          ARTICLE 18

                 COMMISSIONS AND FINDER'S FEES

     Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that it has not engaged any broker, finder, or agent in connection with the transactions contemplated hereunder and has not incurred any unpaid liability to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to such transactions; and each agrees to indemnify the other against any claims asserted against the other for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the Indemnifying Party.

                           ARTICLE 19

                         MISCELLANEOUS

     19.01     Entire Agreement; Amendments.

          This Agreement and the Related Agreements, including their Exhibits and Schedules and other writings referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof, contain the entire understanding of the Parties with respect to the subject matter hereof provided that the Confidentiality Agreement between Seller and Guarantor dated February 17, 1999 is in effect until the Effective Time. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly specified herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties.

     19.02     Invalidity.

          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     19.03     Effect of Waiver or Consent.

          No waiver or consent, express or implied, by any Party or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

     19.04     Limitation on Benefits of this Agreement.

          No person or entity other than the Parties (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties, and the covenants, undertakings, and agreements specified in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties (or their respective successors and assigns as permitted hereunder).

     19.05     Notices.

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either Party to the other Party pursuant to this Agreement shall be in writing and shall be:

     (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid;

     (ii)  transmitted by hand or courier delivery; or

     (iii) sent by telegram, facsimile, or telex, addressed in each case as follows:

                 (a)  If to Seller:
                      EQUILON ENTERPRISES LLC
                      1100 Louisiana, Room 2398
                      Houston, Texas  77002
                      Attention:  Vice President Refining
                      Facsimile:  (713) 277-9902

                      With a copy (which shall not constitute notice) to:

                      Equiva Services LLC
                      910 Louisiana, OSP 780
                      Houston, Texas  77002
                      Attention:  Assistant General Counsel-Commercial
                      Facsimile:  (713) 241-3444

                 (b)  If to Buyer:

                      FRONTIER EL DORADO REFINING COMPANY
                      5340 S. Quebec Street
                      Suite 200N
                      Englewood, Colorado  80111
                      Attention:  President
                      Facsimile:  (303) 714-0163

                      With a copy (which shall not constitute notice) to:

                      FRONTIER OIL CORPORATION
                      10000 Memorial Dr., Suite 600
                      Houston, Texas  77024
                      Attention:  General Counsel
                      Facsimile:  (713) 688-0616

                      (ii) If to Guarantor:

                      FRONTIER OIL CORPORATION
                      10000 Memorial Dr., Suite 600
                      Houston, Texas  77024
                      Attention:  President
                      Facsimile:  (713) 688-0616

                      With a copy (which shall not constitute notice) to:
                      FRONTIER OIL CORPORATION
                      10000 Memorial Dr., Suite 600
                      Houston, Texas  77024
                      Attention:  General Counsel
                      Facsimile:  (713) 688-0616

     Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is actually delivered to the appropriate above listed or properly changed address or at such time as delivery is refused upon actual presentation at such address (with the return receipt, the delivery receipt, the affidavit of messenger, or the facsimile answerback being deemed prima facie evidence of such delivery).

     19.06     Binding Effect.

          Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

     19.07     Additional Actions and Documents.

          Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies in connection therewith except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

     19.08     Schedules.

          The Schedules attached to this Agreement have been prepared to the best of the Parties' knowledge, information and belief and shall be as complete as possible as of the date hereof. However, each Party reserves the right to make revisions, corrections, additions or other changes to any Schedule in a supplement delivered to the other Party at any time prior to two days prior to the Closing Date, provided that (i) the Party delivering any such supplement provides prompt notice of such delivery to the other Party; and (ii) the other Party consents to such supplement.

     19.09     Place of Transfer of Title and Possession.

          Title to and possession of the Assets as of the Closing shall pass to
Buyer in the State of Kansas.   Title to and possession of any Equilon Inventory
in Transit as of the Closing shall pass to Buyer at the place where it is then situated.

     19.10     Execution in Counterparts.

          This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     19.11     Choice of Law.

          This Agreement shall be governed by and construed in accordance with the laws of Texas, without regard to the conflict of laws principles of Texas, and applicable United States Federal Law.

     19.12     Publicity.

          At all times prior to the Effective Time, Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that at all times prior to the Effective Time and after the Effective Time no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Legal Requirements, including, but not limited to, regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

     19.13     Confidentiality.

      (a) Each of Seller and Buyer (and their respective Affiliates) acknowledges that the information and material, in whatever form, including but not limited to this Agreement and the Related Agreements (collectively, the Confidential Information) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential.
Each of Seller and Buyer (and their respective Affiliates) further agrees that it shall use reasonable efforts not to make disclosure of the Confidential Information to any Person, other than its members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement, or any of the Related Agreements, and except in an arbitration proceeding as described in Article 15 or as may be required by a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence.

      (b) Each of Seller and Buyer (and their respective Affiliates) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

      (c) Each of the Parties (and their respective Affiliates) agrees to notify the other promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Each of Seller and Buyer (and their respective Affiliates) agrees to cooperate with the other in connection with the other's efforts to terminate or prevent such unauthorized possession or use of its Confidential Information. Each of Seller and Buyer (and their respective Affiliates) shall pay the other's reasonable out-of-pocket expenses in so cooperating with the payor in protecting its Confidential Information, unless the unauthorized possession or use of the Confidential Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.

      (d) Each of Seller and Buyer (and their respective Affiliates) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this
Section 19.13, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including, but not limited to, a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates) be prevented from exercising all of the rights granted to it hereunder.

      (e) Notwithstanding any other provision of this Agreement, the obligations of each of Seller and Buyer (and their respective Affiliates) to maintain the confidentiality of the Confidential Information shall not apply to any portion of the Confidential Information that:

                    (i) is or becomes generally available to the public through no fault of Buyer or any of its representatives, including information in the public domain;

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                    (ii) the Buyer receives from a source other than the Seller without any requirement to keep such information secret;

                    (iii) the Buyer can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

                    (iv) the Buyer develops independently of and without reference to or use of the Confidential Information.

            (a) The provisions of this Section 19.13 shall remain in force for a period of five (5) years from the Effective Time.

            (b) Seller acknowledges and agrees that following the consummation of the Closing, nothing herein shall restrict the use by Buyer and its Affiliates of the Refinery Records, the same becoming the property of the Buyer as a consequence of the transactions contemplated herein. Except for the Refinery Records, Buyer shall not use the Confidential Information for any other purpose than the evaluation of the transactions contemplated hereunder.

            (c) In the event of any inconsistency between the provisions of this Section 19.13 and the confidentiality provisions of any Related Agreement the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.

            (d) At the request of Seller, Buyer shall within twenty (20) days after receiving such request return to Seller all written Confidential Information which is not a Refinery Record, including all photocopies of the same.

     19.14     Costs and Expenses.

          Except as expressly provided herein, or in any Related Agreement, each of the parties to this Agreement and the Related Agreements, shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, and the Related Agreements, and the transactions provided for hereby and thereby.

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     19.15     Assignment.

          Seller may upon notice to Buyer transfer or assign any of its rights but not its obligations under this Agreement without prior consent of Buyer, provided that, Seller may, upon notice to Buyer, assign its rights and obligations under this Agreement to an Affiliate of Seller. Buyer may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Seller. Even if consent is obtained, no Party may make an assignment or delegation, above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

     19.16     Exclusivity.

          From now until the Closing or termination of this Agreement in accordance with its terms, Seller shall not, directly or indirectly, through any officer, director, shareholder, partner, principal, agent or representative (including, without limitation, investment bankers, attorneys and accountants), pursue, encourage or participate in any discussions, arrangements, understandings or negotiations with any third party (including, without limitation, providing information with respect to the Refinery or any of the Assets to such person or other cooperating with such person) with respect to a sale or transfer of all or any part of the Refinery or any of the Assets.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer, Seller and Guarantor as of the day and year first above written.

                              SELLER:
                              EQUILON ENTERPRISES LLC


                                 By: /s/ J. M. Morgan
                                     -----------------------------------
                               Name: James M. Morgan

                              Title: President and Chief Exective Officer


                              BUYER:

                              FRONTIER EL DORADO REFINING COMPANY

                                 By: /s/ JRG
                                     ------------------------------------
                               Name: James R. Gibbs

                              Title: Vice President


                              GUARANTOR:

                              FRONTIER OIL CORPORATION

                                 By: /s/ JRG
                                     ------------------------------------------
                               Name: James R. Gibbs

                              Title: Chairman of the Board, President and Chief
                                     Exective Officer

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